Exhibit 10.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

among

GEOSPACE TECHNOLOGIES CORPORATION,

GTC, INC.,

AQUANA, LLC,

QUANTUM TECHNOLOGY SCIENCES, INC.,

GEOVOX SECURITY, INC.,

and

TOGETHER WITH EACH OTHER PERSON THAT NOW OR FROM TIME TO TIME

BECOMES A PARTY HERETO AS A BORROWER,

as Borrowers,

THE GUARANTORS PARTY TO THIS AGREEMENT,

WOODFOREST NATIONAL BANK,

as Administrative Agent, Swingline Lender, and the LC Issuer,

and

THE LENDERS PARTY TO THIS AGREEMENT

Dated: August 29, 2025

i

5.4	Additional Subsidiaries and Real Property	64
5.5	Collateral Agreements	65
5.6	Control Agreements	65
5.7	Further Assurances – Collateral	65
5.8	Liens Granted to Administrative Agent	66

ARTICLE 6 CONDITIONS PRECEDENT		66
6.1	Initial Credit Extension	66
6.2	Conditions to All Credit Extensions	68

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		68
7.1	Existence and Power	68
7.2	Authorization and No Conflicts	69
7.3	Enforceability	69
7.4	Subsidiaries	69
7.5	Debt	69
7.6	Liens	69
7.7	Ownership of Assets	69
7.8	Intellectual Property	70
7.9	Place of Business	70
7.10	Financial Information	70
7.11	Compliance with Laws	70
7.12	Material Agreements	70
7.13	Litigation	70
7.14	Taxes	71
7.15	Environmental Matters	71
7.16	Insurance	71
7.17	Margin Regulations	71
7.18	Trade Names	71
7.19	Transactions with Affiliates	71
7.20	ERISA	71
7.21	Collective Bargaining Agreements and Labor Matters	72
7.22	Investment Company Act	72
7.23	Anti-Corruption Laws and Sanctions	72
7.24	Patriot Act	72
7.25	Solvency	72
7.26	No Restrictive Agreement	72

ARTICLE 8 AFFIRMATIVE COVENANTS		73
8.1	Reporting Requirements	73
8.2	Keeping Books and Records	74
8.3	Inspection; Collateral Examinations	74
8.4	Maintenance of Existence, Assets and Business	75
8.5	Reserved	75
8.6	Insurance	75
8.7	Compliance with Laws	76
8.8	Compliance with Agreements	76
8.9	Payment of Taxes	76
8.10	Payment of Obligations	76
8.11	Lien Claims	76
8.12	ERISA	76

8.13	Conduct Business	76
8.14	Banking Relationship	77
8.15	Proceeds	77
8.16	Preserve Collateral	77
8.17	Further Assurances	77
8.18	Post-Closing Covenants	77

ARTICLE 9 NEGATIVE COVENANTS		78
9.1	Debt	78
9.2	Limitation on Liens	78
9.3	Fundamental Changes	78
9.4	Disposition of Assets	78
9.5	Restricted Payments	78
9.6	Investments	79
9.7	Compliance with Environmental Laws	79
9.8	Accounting	79
9.9	Change of Business	79
9.10	Transactions with Affiliates	79
9.11	Hedge Agreements	79
9.12	Compliance with Government Regulations	79
9.13	Organizational Documents	79
9.14	Prepayment and Payment of Subordinated Debt	80
9.15	Restrictive Agreement	80
9.16	Amendment of Material Agreements or Subordinated Debt	80
9.17	Restriction on Use of Proceeds	80

ARTICLE 10 FINANCIAL COVENANTS		80
10.1	Interest Coverage Ratio	80
10.2	Minimum Tangible Net Worth	80
10.3	Minimum Liquidity	80
10.4	Minimum Asset Coverage Ratio	80

ARTICLE 11 DEFAULT		81
11.1	Default	81
11.2	Remedies Upon Default	83
11.3	Cash Collateral	83
11.4	Performance by Administrative Agent	83
11.5	Application of Liquidation Proceeds	83

ARTICLE 12 THE ADMINISTRATIVE AGENT		84
12.1	Appointment and Authority	84
12.2	Rights as a Lender	84
12.3	Exculpatory Provisions	84
12.4	Reliance by Administrative Agent	85
12.5	Delegation of Duties	85
12.6	Resignation of Administrative Agent	86
12.7	Non-Reliance on Administrative Agent and Other Lenders	87
12.8	No Other Duties, Etc.	87
12.9	Administrative Agent May File Proofs of Claim	87
12.10	Collateral and Guaranty Matters	87
12.11	Other Agents	89

12.12	Erroneous Payments	89
12.13	Certain ERISA Matters	91

ARTICLE 13 GUARANTY		92
13.1	Guaranty	92
13.2	Obligations Unconditional	93
13.3	Reinstatement	93
13.4	Certain Additional Waivers	94
13.5	Remedies	94
13.6	Rights of Contribution	94
13.7	Guarantee of Payment; Continuing Guarantee	95
13.8	Keepwell	95

ARTICLE 14 MISCELLANEOUS		95
14.1	Notices	95
14.2	No Deemed Waiver; Cumulative Remedies	97
14.3	Expenses; Indemnity; Damage Waiver; Costs and Expenses	97
14.4	Survival	99
14.5	GOVERNING LAW AND JURISDICTION	99
14.6	Waiver of Jury Trial	100
14.7	Successors and Assigns	100
14.8	Amendments, Consents, and Waivers	104
14.9	Limitation of Liability	105
14.10	Survival of Indemnification and Representations and Warranties	105
14.11	Patriot Act; KYC Information	106
14.12	Foreign Lender Reporting Requirements	106
14.13	Document Imaging	106
14.14	Counterparts; Integration; Effectiveness; Electronic Execution	106
14.15	Treatment of Certain Information; Confidentiality	107
14.16	Borrower Representative	107
14.17	Joint and Several Liability and Cross-Guaranty.	108
14.18	Acknowledgment Regarding Any Supported QFCs	109
14.19	Severability	109
14.20	Amendment and Restatement	110
14.21	Reaffirmation and Grant of Security Interest	110
14.22	ENTIRE AGREEMENT	110

SCHEDULES AND EXHIBITS

Schedule 1	Lenders and Commitments
Schedule 6.1	Loan Documents
Schedule 7.4	Subsidiaries
Schedule 7.7	Location of Assets Owned or Leased
Schedule 7.9	Place of Business
Schedule 7.12	Material Agreements
Schedule 7.13	Litigation
Schedule 7.14	Taxes
Schedule 7.18	Trade Names
Schedule 7.19	Transactions with Affiliates
Schedule 14.1	Notice Addresses

Exhibit A-1	Revolving Credit Note
Exhibit A-2	Swingline Note
Exhibit B-1	Borrowing Request
Exhibit B-2	Conversion/ Continuation Request
Exhibit C	Compliance Certificate
Exhibit D	Assignment and Assumption Agreement
Exhibit E-1 – E-4	Form of U.S. Tax Compliance Certificates

v

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 29, 2025, is among GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation (“Geospace”), GTC, INC., a Texas corporation (“GTC”), AQUANA, LLC, a Vermont limited liability company (“Aquana”), and QUANTUM TECHNOLOGY SCIENCES, INC., a Florida corporation (“Quantum”), GEOVOX SECURITY, INC., a Texas corporation (“GeoVox”), and each other Person from time to time party hereto as a “Borrower” (collectively with Geospace, GTC, Aquana, Quantum, and GeoVox, the “Borrowers” and each individually, a “Borrower”), each Person from time to time party hereto as a “Guarantor” (collectively, the “Guarantors” and each individually, a “Guarantor”), the Lenders from time to time party to this Agreement, and WOODFOREST NATIONAL BANK, a national banking association, as Administrative Agent, Swingline Lender, and the LC Issuer.

RECITALS:

A.    Reference is made to that certain Credit Agreement, dated July 26, 2023 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrowers and Woodforest National Bank, as lender (the “Existing Lender”).

B.    Borrowers have requested that Administrative Agent and Lenders amend and restate the Existing Credit Agreement and extend credit to Borrowers in the form of (a) a revolving line of credit, (b) the issuance of letters of credit, and (c) certain other financial accommodations. Lenders are willing to make such extensions of credit to Borrowers upon the terms and conditions set out in this Agreement. In consideration of the mutual covenants and agreement contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms have the following meanings:

ABR means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day (taking into account any Floor under the definition of “Term SOFR”) plus 1.00%; provided that, if the ABR as so determined would at any time be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

ABR Loan means a Loan that bears interest based on the ABR.

ABR Term SOFR Determination Day has the meaning specified in the definition of “Term SOFR”.

Acceptable Form means in form and substance satisfactory to Administrative Agent in its Permitted Discretion.

Acquisition means the acquisition, whether through a single transaction or a series of related transactions, of (a) a Controlling Equity Interest or other Controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a Controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Acquisition Cost means, with respect to any Acquisition, as of the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the amount of any cash given as consideration in connection with such Acquisition; (b) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by any Company in connection with such Acquisition; (c) all additional purchase price amounts in the form of earn-outs and other contingent obligations that should be recorded on the financial statements of the Companies in accordance with GAAP in connection with such Acquisition; and (d) the aggregate fair market value of all other consideration given by any Company in connection with such Acquisition.

Administrative Agent means Woodforest National Bank, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed pursuant to Section 12.6.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set out on Section 14.1, or such other address or account as the Administrative Agent may from time to time provide notice to Borrower Representative and the Lenders.

Administrative Questionnaire means an administrative questionnaire in a form supplied by the Administrative Agent.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

Agreement means this Amended and Restated Credit Agreement together with all schedules and exhibits, in each case, as amended, restated, increased, or supplemented.

Anti-Corruption Laws means all laws, rules, and regulations of any Governmental Authority applicable to any Company from time to time concerning or relating to bribery, money laundering or corruption.

Applicable Margin means 2.75% per annum.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Coverage Ratio means, when determined for the Companies on a consolidated basis, the ratio of (a) net trade accounts and notes receivable, net inventory and net fixed assets, in each case as identified on the most recent balance sheet delivered to Administrative Agent pursuant to Section 8.1(a) or Section 8.1(b), as applicable, to (b) the sum of, without duplication, (i) the Revolving Committed Amount plus (ii) all other Funded Debt (including any unfunded commitments in respect thereof).

Assignment and Assumption means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.7), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

Available Tenor means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8.

Auto-Renewal LC is defined in Section 2.4(a)(iv).

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Product Agreement means an agreement or other arrangement under which Bank Products are provided.

Bank Product Liabilities means the indebtedness, obligations and liabilities of any Company to any Bank Product Provider which provides any Bank Products to such Company (including all obligations and liabilities owing in respect of any returned items deposited with such Bank Product Provider).

Bank Product Provider means any Lender, or any Affiliate of any Lender, which provides Bank Products to any Company under a Bank Product Agreement.

Bank Products means the following products or services, (a) credit cards, (b) credit card processing services, (c) debit cards and stored value cards, (d) commercial cards, (e) ACH transactions, and (f) Bank Product and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services.

Bankruptcy Code means the Bankruptcy Code in Title 11 of the U.S. Code, as amended, modified, succeeded or replaced from time to time.

Benchmark means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark (or any component or index used to calculate Term SOFR or such Benchmark), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8.

Benchmark Replacement means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities; and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Date means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Unavailability Period means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8.

Beneficial Ownership Certification means a certification in Acceptable Form regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Benefit Plan means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrower and Borrowers are defined in the Preamble.

Borrower Representative means Geospace.

Borrowing means (a) Revolving Loans of the same Type, made, Converted or Continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.

Borrowing Request means a written request substantially in the form of Exhibit B-1, which is fully completed and executed by a Responsible Officer of Borrower Representative.

Business Day means any day except for (a) a Saturday, (b) Sunday, (c) a day which is not a U.S. Government Securities Business Day, or (d) other day that is a legal holiday under the laws of the State of Texas or is a day on which banking institutions in such state are authorized or required by Law to close; provided that, when used in the context of Hedge Agreements, means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

Capital Expenditure means, for any Person, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of any such Person in accordance with GAAP.

Capital Lease Obligations means, for any Person, the obligations required to be classified as a capital lease on a consolidated balance sheet of any such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateral means cash and Cash Equivalents pledged as Collateral to Administrative Agent and deposited into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, pursuant to documentation in Acceptable Form.

Cash Collateralize means to pledge and deposit Cash Collateral (other credit support pursuant to documentation in Acceptable Form) in an amount equal to at least 102% of the applicable credit exposure, for the benefit of one or more of (a) the LC Issuer, as collateral for LC Exposure, (b) the Lenders as collateral for the obligations of Lenders to purchase participations in respect of LC Exposure, or (c) the Lenders as collateral for the obligations of Lenders to purchase participations in respect of Swingline Loans.

Cash Equivalents means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the U.S. or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by Lender or other commercial banks incorporated under the laws of the U.S., each having combined capital, surplus, and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally-recognized rating agency, or (d) time deposits maturing no more than one hundred eighty (180) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

CFC means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

CFC Holdco means any entity substantially all the assets of which constitute, directly or indirectly, stock in a CFC within the meaning of Section 957 of the Code.

CFTC means the Commodity Futures Trading Commission or any successor thereto.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means (a) any change in ownership or Control, directly or indirectly, of more than 20% of the Equity Interests of Geospace on a fully-diluted basis, free and clear of all Liens (other than liens in favor of Lender), or (b) Geospace ceases to own and Control, directly or indirectly, 100% of the Equity Interests of each other Borrower and each other Company (other than Geospace) on a fully-diluted basis (other than pursuant to a transaction permitted hereunder).

Class means, when used in reference to any Loan, whether such Loan is a Revolving Loan or Swingline Loan.

Closing Date means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set out in Section 6.1 have been satisfied or waived in writing in accordance with this Agreement.

Collateral means any and all property owned, leased, or operated by a Person in which a Lien is created or purported to be created, or which is otherwise pledged, pursuant to the Security Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Obligations; provided that, Collateral shall not include any Excluded Property.

Collateral Agreement means a landlord waiver or subordination, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in custody, control or possession of, or having a Lien upon, the books, equipment, accounts or inventory of any Loan Party, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control, or possession of such lessor, warehouseman, processor, consignee or other Person, and in Acceptable Form.

Collateral Examination means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of the Companies pertaining to the Collateral, and (c) the books, records and documents of the Companies pertaining to the Collateral, in each case conducted by a Person (who may be an employee of Administrative Agent or any Lender, or who may be an independent third party) reasonably satisfactory to Required Lenders.

Commitment means the Revolving Commitment.

Commitment Percentage means, as to any Lender, such Lender’s Revolving Commitment Percentage.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and all related rules, regulations and published interpretations.

Communications is defined in Section 14.1(d)(ii).

Company means each of, and Companies means all of, Geospace and its Subsidiaries.

Compliance Certificate means a certificate in substantially the form of Exhibit C (or such other form as may be agreed upon by Borrower Representative and Administrative Agent), fully completed and executed by a Responsible Officer of Borrower Representative.

Conforming Changes means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Cash Balance means, when determined for the Companies on a consolidated basis at any time, an amount equal to (a) the aggregate cash of the Companies in deposit accounts and securities accounts of the Companies at such time, other than “zero balance” accounts, minus (b)(i) checks issued, wires initiated or ACH transfers initiated against such accounts, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement but only to the extent issued or initiated on or prior to such date but not deducted from such accounts on or prior to such date, (ii) balances in an amount equal to any declared but unpaid Distributions permitted under Section 9.5(d) that are to be paid within 15 days of such date, (iii) balances in amounts payable within 15 days of such date to fund a Permitted Acquisition evidenced by a fully-executed purchase agreement, and (iv) for the avoidance of doubt, amounts held in trust accounts for the benefit of Persons other than a Loan Party.

Continue, Continuation and Continued refers to the continuation of a SOFR Loan from one Interest Period to the next Interest Period in accordance with Section 2.3.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms Controls, Controlling, and Controlled have meanings analogous thereto.

Control Agreement means an agreement among a Loan Party, a depository institution or securities intermediary, and Administrative Agent, which agreement is in Acceptable Form and provides Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over each deposit account or securities account described therein.

Conversion/Continuation Request means a written request substantially in the form of Exhibit B‑2, which is fully completed and executed by a Responsible Officer of Borrower Representative.

Convert, Conversion, and Converted refers to a conversion of one Type of Loan into another Type of Loan in accordance with Section 2.3.

Credit Extension means the making, Conversion or Continuation of a Loan or the issuance, amendment, renewal, or increase of an LC.

Credit Rating Agency means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

Current Financials means, when determined, the consolidated (or if applicable, combined) financial statements of the Companies most recently delivered to Administrative Agent in accordance with Section 8.1.

Debt means, for any Person and without duplication (a) Funded Debt of such Person, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not more than 90 days past due), (e) all Debt of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (f) in respect of Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (g) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease (regardless of whether accounted for as indebtedness under GAAP), (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person in respect of Disqualified Equity Interests, (k) the net obligation of such Person under any Hedge Agreement, (l) all accrued obligations of such Person to repurchase accounts, chattel paper, or notes receivable sold by such Person, and (m) all guarantees by such Person in respect of any of the foregoing. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default has the meaning specified in Section 11.1.

Default Rate means the lesser of (a) the Maximum Rate and (b) (i) for SOFR Loans, a rate per annum of two percent (2.00%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2.00%) in excess of the rate (including the Applicable Margin) then applicable to ABR Loans, or (ii) for ABR Loans and other Obligations, a rate per annum equal to two percent (2.00%) in excess of the rate (including the Applicable Margin) then applicable to ABR Loans or such other Obligations.

Defaulting Lender means any Lender that

(a)    has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded under this Agreement unless such Lender notifies the Administrative Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Potential Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the LC Issuer, the Swingline Lender, or any other Lender any other amount required to be paid by it under this Agreement (including in respect of its participation in LCs) within two (2) Business Days of the date when due,

(b)    has notified Borrower Representative, the Administrative Agent, the LC Issuer, or the Swingline Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Potential Default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)    has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower Representative, to confirm in writing to the Administrative Agent and Borrower Representative that it will comply with its prospective funding obligations under this Agreement (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower Representative), or

(d)    has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;

provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower Representative, the LC Issuer, and each Lender.

Disposition or Dispose means the sale, assignment, transfer, license, lease (as lessor), exchange or other disposition of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person), including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and (b) the granting of any option or other right to do any of the foregoing.

Disqualified Equity Interest means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or Disposition so long as any rights of the holders thereof upon the occurrence of a change of control or Disposition event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute a Disqualified Equity Interest, in each case, prior to the date that is 91 days after the Revolving Credit Termination Date.

Distribution means (a) any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of the Equity Interests of a Person, (b) any redemption, purchase, retirement or other acquisition by a Person of any of its Equity Interests, including under any put option or call option, or (c) the establishment or funding of any reserve for any such distribution, dividend, payment, redemption, purchase, retirement, or acquisition, including any sinking fund or similar arrangement.

Division means, with respect to any Person, that any such Person (a) divides into two or more separate Persons (whether or not the original Person survives such division), or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any applicable jurisdiction.

Dollar, Dollars and $ means currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.

Domestic Subsidiary means, when determined, each subsidiary of a Borrower which is organized under applicable Law of the U.S. in a state of the U.S. or the District of Columbia, other than an Excluded Domestic Subsidiary.

EBITDA means, when determined for any period for the Companies on a consolidated basis and without duplication, the total of (a) Net Income for such period, plus (b) to the extent (and in the same proportion) subtracted in calculating Net Income for such period, (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) out-of-pocket fees and expenses incurred in connection with the consummation of the Transactions (but only for the periods during which such fees and expenses were incurred), (v) any extraordinary gains or losses approved by Administrative Agent in its Permitted Discretion, (vi) any non‑cash items decreasing Net Income, including but not limited to inventory obsolescence expense, impairment expense, and stock-based compensation expense (excluding any non‑cash item to the extent that it represents an accrual or reserve for potential cash charges in any future period), and (vii) any other one-time adjustments or expenses approved by Administrative Agent in its Permitted Discretion, minus (c) to the extent (and in the same proportion) added in calculating Net Income for such period and without duplication, (i) any non-cash gains, and (ii) gains realized as a result of Dispositions (other than Dispositions of inventory in the ordinary course of business).

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligibility Date means, with respect to each Borrower, each Guarantor, and each Hedge Agreement, the date on which this Agreement or any other Loan Document becomes effective with respect to such Hedge Agreement (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Hedge Agreement if this Agreement or any other Loan Document is then in effect with respect to any Borrower or any Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Documents to which a Borrower or Guarantor is a party). For purposes of this defined term, “Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person that meets the requirements to be an assignee under Section 14.7(b) (subject to such consents, if any, as may be required under Section 14.7(b)(iii)). No Loan Party, nor any Subsidiary or Affiliate of any Loan Party, shall qualify as an Eligible Assignee.

Eligible Contract Participant means an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

Eminent Domain Event means the commencement or institution of any proceedings to condemn, seize, or appropriate all or part of any asset of a Company by any Governmental Authority or any Person acting under, for, or on behalf of, a Governmental Authority.

Eminent Domain Proceeds means all amounts received by any Loan Party as a result of any Eminent Domain Event.

Environmental Law means any Law that relates to the preservation or reclamation of natural resources, pollution or protection of the environment, the Release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems, or to health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of, or obligation under, any Environmental Law, (b) the generation, use, presence, handling, transportation, storage, treatment, or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liabilities are assumed or imposed to any of the foregoing.

Equity Interests means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person, membership interests (in a limited liability company) in such Person, partnership interests (general or limited) in such Person, beneficial interests in a trust or other equity ownership interests in such Person, or any warrants, options or other rights to acquire such interests or other ownership interests in such Person.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to an ERISA Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Tax Code or Section 302 of ERISA) for any ERISA Plan whether or not waived; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or Plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of a Borrower or any ERISA Affiliate from any ERISA Plan; or (g) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any ERISA Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon a Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that an ERISA Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

ERISA Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be (a) an “employer” as defined in Section 3(5) of ERISA (each, a “Pension Plan”), (b) a Multiemployer Plan maintained or contributed to by a Loan Party or any ERISA Affiliate, and (c) a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code), maintained or contributed to by Loan Party or any ERISA Affiliate, including any Multiemployer Plan.

Erroneous Payment has the meaning assigned to it in Section 12.12(a).

Erroneous Payment Deficiency Assignment has the meaning assigned to it in Section 12.12(d).

Erroneous Payment Impacted Class has the meaning assigned to it in Section 12.12(d).

Erroneous Payment Return Deficiency has the meaning assigned to it in Section 12.12(d).

Erroneous Payment Subrogation Rights has the meaning assigned to it in Section 12.12(d).

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Excluded Account means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments, (b) any deposit account which is maintained in the ordinary course of its business solely as an escrow, fiduciary or trust account for the benefit of a third party, and (c) any other deposit account used solely for petty cash which is not maintained with Administrative Agent or any of its Affiliates, so long as the aggregate balance for all such deposit accounts described in this clause (c) does not at any time exceed $25,000; provided that, under no circumstances shall Administrative Agent be construed as waiving its security interest in, or any rights with respect to, any proceeds of Collateral that are deposited into any such deposit account.

Excluded Domestic Subsidiary means, collectively, any direct or indirect Subsidiary of a Loan Party which is organized under the applicable Law of the United States, any state thereof or the District of Columbia which is itself (a) a direct or indirect Subsidiary of a Foreign Subsidiary or (b) a CFC Holdco.

Excluded Hedge Liabilities means with respect to any Loan Party, each of its Hedge Liabilities if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Hedge Liabilities is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Loan Party, including under Section 13.8). Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if any Hedge Liabilities arise under a master agreement governing more than one Hedge Agreement, this definition shall apply only to the portion of such Hedge Liabilities that is attributable to Hedge Agreements for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Loan Party, including under Section 13.8); (b) if a guarantee of any Hedge Liabilities would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Hedge Liabilities shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and any Hedge Liabilities would be Excluded Hedge Liabilities with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability with respect to each such Person shall only be deemed applicable to (i) the particular Hedge Liabilities that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Hedge Liabilities constitute Excluded Hedge Liabilities.

Excluded Property means (a) any leasehold interests in real property, whether now held or hereafter acquired; (b) any item of general intangibles that is now or hereafter held by a Loan Party but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable Laws and is not rendered ineffective by applicable Laws (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, and any successor provision thereto); (c) any property of a Loan Party that is now or hereafter subject to a Lien securing purchase money Debt or a Capital Lease Obligation (in each case, to the extent permitted hereunder) to the extent that the granting of a Lien thereon in favor of Administrative Agent would violate the terms of the documents governing such Debt or Capital Lease Obligation, provided that, the proceeds thereof shall not constitute Excluded Property to the extent that the collateral assignment or encumbering of such proceeds is not subject to the same or similar prohibitions or restrictions; (d) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intellectual property or result in the cancellation or voiding thereof; (e) any Excluded Account; (f) any foreign intellectual property; (g) Equity Interests of any Foreign Subsidiary other than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of any First Tier Foreign Subsidiary; and (h) any other asset to the extent that Borrowers and Administrative Agent reasonably agree that the benefits of obtaining a Lien in such asset are outweighed by the costs or burdens of providing the same; provided that, notwithstanding the foregoing, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any Excluded Property (unless such proceeds, products, substitutions or replacements would themselves otherwise constitute Excluded Property); provided further, if any Excluded Property that would have otherwise constituted Collateral ceases to be Excluded Property, such property shall automatically be deemed to constitute Collateral from and after such time.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 4.7) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement has the meaning assigned to such term in the recitals.

Existing Lender has the meaning assigned to such term in the recitals.

FATCA means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Tax Code.

FCPA means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

FDIC means the U.S. Federal Deposit Insurance Corporation or any successor thereto.

Federal Funds Rate means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds Rate, and (b) 0%.

Federal Reserve Board means the Board of Governors of the Federal Reserve System of the U.S.

Fee Letter means, collectively, (a) the fee letter between Borrowers and Administrative Agent dated as of the Closing Date, and (b) any other fee letter or letters entered into between Borrowers (or any of them) and Administrative Agent.

Finance Code is defined in the definition of “Maximum Rate.”

Financial Covenant means the covenants set forth in Section 10.1 and Section 10.2.

First Tier Foreign Subsidiary means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code and the Equity Interests of which are owned directly by any Loan Party.

Floor means a rate of interest equal to 1.00%.

Foreign Lender means a Lender that is not a U.S. Person.

Foreign Subsidiary means (a) any Subsidiary that is not a Domestic Subsidiary and (b) any Excluded Domestic Subsidiary.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LC Exposure with respect to LCs issued by the LC Issuer other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement, and (b) with respect to Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

Funded Debt means Debt minus (a) accounts payable that constitute Debt because such accounts payable are more than 90 days past due and are not being contested in good faith and for which adequate reserves have not been maintained in accordance with GAAP, and (b) the face amount of any outstanding LCs (but including the amount of any LC Disbursements), and plus, without duplication, the face amount of any outstanding surety bonds and performance bonds to the extent called.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Governing Body means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Governing Body of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

Governmental Authority means the government of the U.S., or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

Guarantor means (a) each Person executing this Agreement as a Guarantor and (b) each other Person executing a Guaranty to directly or indirectly guarantee the Obligations.

Guaranty Agreement means (a) the guaranty under Article 13, or (b) a guaranty in Acceptable Form executed by a Company or other Person in favor of Administrative Agent to, directly or indirectly, guarantee the Obligations, as such Guaranty Agreement may be amended, restated, supplemented or modified from time to time.

Hazardous Material means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Hedge Agreement means a Hedge Transaction which is (a) (i) documented on a form of master agreement and schedule thereto, and one or more confirmations, in each case, published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement, or (ii) is documented in some other reasonable and customary manner, and (b) is entered into for hedging purposes (rather than speculative purposes).

Hedge Liabilities means, (a) with respect to any Person, any obligation to pay or perform under any Hedge Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, and (b) with respect to any Hedge Agreement (i) the Hedge Termination Value for such Hedge Agreement, or (ii) any other liabilities owed by any Company to the provider under any Hedge Agreement.

Hedge Termination Value means, in respect of any one or more Hedge Agreements, (a) for any date on or after the date of such Hedge Transactions have been closed out, the close out or termination value(s) determined pursuant to the terms of each such Hedge Agreement, and (b) for any date prior to the date referenced in (a), the amount determined as the mark-to-market value for each such Hedge Agreement as provided under such Hedge Agreement.

Hedge Transaction means any (and all) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve purchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) whether or not such transaction is governed by and subject to any master agreement.

Honor Date is defined in Section 2.4(b)(i).

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Information is defined in Section 14.15(b).

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company under the terms of this Agreement.

Interest Coverage Ratio means, when determined for the Companies on a consolidated basis, the ratio of (without duplication) (a) EBITDA minus Non-Financed Maintenance Capital Expenditures, minus cash tax expense, and minus cash Restricted Payments, in each case for the Rolling Period then ending, to (b) cash interest expense for the Rolling Period then ending. For purposes of calculating the Interest Coverage Ratio as of any date of determination, EBITDA shall be calculated on a pro forma basis (i) assuming that (A) all sales and other dispositions by the Companies of the Equity Interests of any of their Subsidiaries, all or substantially all of the assets of any Subsidiary, or any line of business or division of the Companies, and (B) all Acquisitions by the Companies, in each case completed during the Rolling Period then ending and in each case including any Debt incurred or repaid in connection therewith, have been made, incurred, or repaid (as the case may be) on the first day of such Rolling Period, and (ii) using the historical financial results of any such Person, Subsidiary, or business line or division that was the subject of any such acquisition, sale, or other disposition during such Rolling Period.

Interest Period means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Conversion/ Continuation Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Credit Termination Date, and (iv) no tenor that has been removed from this definition pursuant to Section 4.8 shall be available for specification in such Borrowing Request or Conversion/ Continuation Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Loan or Borrowing.

Investment means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Debt in the form of, or which constitutes, a Disqualified Equity Interest in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

ISP98 means the International Standby Practices (1998 revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

Joinder Agreement means an agreement in Acceptable Form under which a Person becomes a Loan Party under this Agreement and assumes all of the applicable duties and obligations of a Loan Party under this Agreement.

Laws means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law) including all Environmental Laws.

LC means each documentary, standby, or direct pay letter of credit issued by LC Issuer for the account of any Company under the terms of this Agreement or any LC Application.

LC Application means the standard form of letter of credit application and agreement for the issuance or amendment of LCs which is from time to time in use by the LC Issuer.

LC Credit Extension means, with respect to any LC, the issuance, amendment, renewal, or increase of such LC.

LC Credit Extension Date means the date on which an LC Credit Extension occurs.

LC Disbursement means an extension of credit resulting from a drawing under any LC which has not been reimbursed or refinanced as a Revolving Loan.

LC Exposure means, when determined and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of the Companies to reimburse the LC Issuer for amounts paid by the LC Issuer under LCs (including all LC Disbursements and excluding any Revolving Loans to fund such reimbursement obligations under Section 2.4). The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

LC Issuer means Woodforest National Bank, in its capacity as issuer of LCs under this Agreement, or any successor issuer of LCs hereunder.

LC Sublimit means $25,000,000.

Lenders means the Persons listed on Schedule 1 and any other Person that becomes party to this Agreement pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party to this Agreement pursuant to an Assignment and Assumption.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower Representative and the Administrative Agent.

Lien means any lien (including statutory liens), mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge, assignment, charge, encumbrance, hypothecation, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Liquidity means, when determined, for the Loan Parties on a consolidated basis, the sum of (without duplication) (a) all Unrestricted Cash plus (b) Unencumbered Securities, plus (c) the positive difference (if any) of the Revolving Committed Amount minus the Revolving Credit Exposure, provided that, (i) if a Default has occurred and is continuing, the amount determined pursuant to this clause (c) shall be deemed to be zero, and (ii) if the Revolving Credit Exposure exceeds the Revolving Committed Amount, Liquidity shall be reduced by the amount of such excess.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan or Loans means the Revolving Loans and the Swingline Loans.

Loan Documents means (a) this Agreement, all certificates and requests delivered under this Agreement, and all exhibits and schedules to this Agreement, (b) the Notes, (c) all Guaranty Agreements, (d) the Security Documents, (e) all Subordination Agreements, (f) all LCs and LC Applications, (g) the Fee Letter, (h) all other agreements, documents, and instruments in favor of Administrative Agent, any Lender, the LC Issuer, ever delivered in connection with or under this Agreement, and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Parties means, collectively, the Borrowers and the Guarantors (including any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement) and their respective successors and assigns, and the term Loan Party means any one of them or all of them individually, as the context may require.

Margin Stock means margin stock within the meaning of (a) Regulation T of the Federal Reserve Board, (b) Regulation U of the Federal Reserve Board, or (c) Regulation X of the Federal Reserve Board, in each case as in effect from time to time and all official rulings and interpretations thereunder or thereof.

Master Assignment means that certain Master Assignment, dated as of the Closing Date, pursuant to which Existing Lender has assigned all of its interests as a secured party under the Security Documents (as such term is defined under the Existing Credit Agreement) to the Administrative Agent.

Material Adverse Effect means (a) the material impairment of the ability of any Loan Party to perform any of its payment or other material obligations under any Loan Document, taken as a whole, (b) the material impairment of the ability of Administrative Agent to enforce any Loan Party’s material obligations, or Administrative Agent’s rights, under any of the Loan Documents, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (d) a material and adverse change in, or a material adverse effect upon, the operations, assets, business, properties, liabilities or financial condition of the Companies, taken as a whole.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.

Material Agreement means, for any Person, any agreement to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not (a) a purchase order issued in the ordinary course of business, (b) an employment agreement, or (c) cancelable by that Person upon 90 or fewer days’ notice without liability for further payment other than a nominal penalty, and that requires that Person to pay more than $1,500,000 in the aggregate during each year during the term of such agreement.

Material Debt means Debt (other than the Loans and LCs), or obligations in respect of one or more Hedge Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $500,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Loan Parties in respect of any Hedge Agreement at any time shall be the Hedge Termination Value that such Loan Party would be required to pay if such Hedge Agreement were terminated at such time.

Maximum Rate means the maximum rate of nonusurious interest permitted from day-to-day by applicable Law, including Chapter 303 of the Texas Finance Code (the “Finance Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Finance Code is relevant to Lenders for the purposes of determining the Maximum Rate, Lenders may elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Finance Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Finance Code, and further subject to any right any Lender may have subsequently, under applicable Law, to change the method of determining the Maximum Rate.

Mortgage means each deed of trust, mortgage, leasehold deed of trust, leasehold mortgage, deed to secure debt, or other similar instrument, as applicable, in Acceptable Form, from any Loan Party, as grantor or mortgagor, as applicable, to Administrative Agent or to the trustee named therein (for the benefit of the Secured Parties), as applicable.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Net Income means, for the Companies on a consolidated basis for any period, the consolidated net income (or loss) of the Companies for such period as determined in accordance with GAAP.

Net Proceeds means (a) with respect to any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of (i) customary and reasonable out-of-pocket costs, fees, and expenses (including, without limitation, attorney’s fees), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Debt secured by a Permitted Lien (ranking senior to any Liens granted under the Loan Documents) on the related property, (b) with respect to the issuance of Equity Interests or Debt or the making of any cash capital contributions, the cash and non-cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance, and (ii) taxes paid or payable as a result thereof, (c) with respect to Insurance Proceeds, all cash proceeds received by any Loan Party, the Administrative Agent or any Lender from an insurer under any insurance policy maintained by such Loan Party, net of (i) customary and reasonable out-of-pocket costs, fees, and expenses (including, without limitation, attorney’s fees), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Debt secured by a Permitted Lien (ranking senior to any Liens granted under the Loan Documents) on the related property (if any) with respect to which such proceeds are received, and (d) with respect to Eminent Domain Proceeds, all cash proceeds received by any Loan Party from any Governmental Authority, net of (i) customary and reasonable out-of-pocket costs, fees, and expenses (including, without limitation, attorney’s fees), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Debt secured by a Permitted Lien (ranking senior to any Liens granted under the Loan Documents) on the related property. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 14.8 and (b) has been approved by the Required Lenders.

Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.

Net Worth means, when determined the Companies on a consolidated basis, (a) the aggregate amount at which all assets of the Companies would be shown on a consolidated balance sheet at such date, less (b) Total Liabilities of the Companies.

Non-Financed Capital Expenditures means Capital Expenditures (or any portion thereof) by any Company which are not made using (a) Debt (but excluding Debt arising from Loans made under the Revolving Credit Facility), (b) Insurance Proceeds, (c) proceeds of any Disposition of assets permitted under Section 9.4, or (d) cash proceeds of Qualified Equity Interests.

Non-Financed Maintenance Capital Expenditures means Non-Financed Capital Expenditures that are made for normal replacements and maintenance in the ordinary course of business with respect to fixed or capital assets and which are (or, pursuant to GAAP, would be) charged to current operations.

Non-Qualifying Party means any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

Nonrenewal Notice Date is defined in Section 2.4(a)(iv).

Notes means the Revolving Credit Notes and the Swingline Note.

Obligations means the collective reference to:

(a)    all present and future Debt, liabilities and obligations (including the Loans, the LC Exposure, and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Administrative Agent, any Lender, the LC Issuer, by any Loan Party under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, reasonable fees, documented costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (i) fees and expenses under this Agreement, and (ii) interest and fees that accrue under the Loan Documents after the commencement of any proceeding under any Debtor Relief Law naming any Loan Party or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

(b)    Bank Product Liabilities;

(c)    all Hedge Liabilities (other than any Hedge Liabilities that constitute Excluded Hedge Liabilities) of any Company under a Hedge Agreement with a Secured Hedge Provider; and

(d)    any obligation of a Loan Party to pay, discharge, or satisfy the Erroneous Payment Subrogation Rights.

Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and operating agreement or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not an individual, corporation, limited liability company or limited partnership.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.7).

Participant is defined in Section 14.7.

Participant Register is defined in Section 14.7.

Patriot Act means USA Patriot Act (Title III of Pub.L107-56 (signed into law October 26, 2001)).

Payment Recipient has the meaning assigned to it in Section 12.12(a).

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Pension Funding Rules means the rules of the Tax Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Tax Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan is defined in the definition of “ERISA Plan.”

Periodic Term SOFR Determination Day has the meaning specified in the definition of “Term SOFR”.

Permitted Acquisition means an Acquisition by a Loan Party of or from any Person, whether pursuant to an acquisition of Equity Interests in such Person, all or substantially all of the assets of such Person, or of a distinct division, line of business, or other business unit of such Person or otherwise (such Person or division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is engaged in the same line of business as such Loan Party (or a line of business reasonably related thereto), and provided that, the following conditions are satisfied:

(a)    no Default exists at the time of, or would exist immediately after giving effect to, such Acquisition;

(b)    Borrower shall demonstrate to the reasonable satisfaction of Administrative Agent that, at the time of and immediately after giving effect to such Acquisition (including the incurrence or assumption of any Debt (and the funding of any Loans) in connection therewith) on a pro forma basis, the Companies are in compliance with the Financial Covenants;

(c)    Administrative Agent shall have received (or shall receive in connection with the closing of such Acquisition) a first-priority perfected security interest in all Collateral (including, without limitation, Equity Interests) acquired with respect to the Target to the extent required under Section 6 of this Agreement and the Target, if a Person, shall have become a Borrower or a Guarantor to the extent required under Section 6;

(d)    Administrative Agent shall have received (in each case, except as otherwise agreed to by Administrative Agent in writing) (i) not less than thirty (30) days (or such shorter period as may be approved in writing by Administrative Agent) prior to the consummation of any such Acquisition, a description of the material terms of such Acquisition, (ii) not less than thirty (30) days (or such shorter period as may be approved in writing by Administrative Agent) prior to the consummation of any such Acquisition, financial statements of the Target for its two most recent fiscal years and for any fiscal quarters within the applicable fiscal year that have ended at least 45 days prior to the date of such Acquisition, (iii) if the Target is a Person (instead of assets), not less than ten (10) Business Days (or such shorter period as may be approved in writing by Administrative Agent) prior to the consummation of any such Acquisition, Administrative Agent shall have received all documentation and other information (including, if any Target or any of its Subsidiaries qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification) in respect of each Target and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulations, that has been reasonably requested in writing by Administrative Agent, (iv) not less than five (5) Business Days (or such shorter period as may be approved in writing by Administrative Agent) prior to the consummation of any such Acquisition, copies (or then-current drafts) of the purchase and sale agreement and other material agreements relating to such Acquisition, (v) such other items relating to such Acquisition as Administrative Agent may reasonably request, and (vi) not less than three (3) Business Days (or such shorter period as may be approved in writing by Administrative Agent) prior to the consummation of any such Acquisition, a certificate substantially in Acceptable Form, executed by a Responsible Officer of Borrower Representative certifying that such Permitted Acquisition complies with, and as of the date on which such Permitted Acquisition is consummated, will comply with, the requirements of this Agreement;

(e)    such Acquisition has been (i) approved or recommended by the Governing Body of the Target or (ii) in the event the Target or its parent is the subject of any proceeding pending under the Bankruptcy Code, such Acquisition has been approved by the bankruptcy court (or other court of competent jurisdiction) in which such proceeding is pending;

(f)    the pro forma consolidated earnings before interest, taxes, depreciation, and amortization (as determined in accordance with GAAP) for the Target for the most recently ended period of four consecutive fiscal quarters (for which financial statements are available) is greater than $0; and

(g)    (i) the Acquisition Cost shall not exceed $25,000,000 for any such Acquisition and (ii) the Acquisition Cost for all Acquisitions (including the proposed Acquisition) consummated during the term of this Agreement shall not exceed $50,000,000 in the aggregate;

provided that, any earn-outs, seller notes, or similar deferred obligations (but not customary working capital adjustments and similar obligations) of any Loan Party in respect of purchase price consideration in connection with such Acquisition shall be subordinated to the Obligations pursuant to a Subordination Agreement.

Permitted Debt means (a) the Obligations, (b) purchase money Debt and Capital Lease Obligations incurred in the ordinary course of business in an aggregate principal amount not to at any time exceed $500,000, (c) Hedge Agreement obligations incurred solely in connection with interest rate hedging transactions and not for speculation purposes, (d) Cash Management Liabilities, (e) Debt arising from the endorsement of instruments for collection in the ordinary course of business, (f) Debt between and among the Companies, (g) any financed portion of the premium for any Company’s insurance policies, provided that, such financed portion is paid within the required due dates, (h) Debt arising under statutory, customs, stay, utility, bid, surety and appeal bonds, in each case in the ordinary course of business and which do not in the aggregate exceed $750,000, (i) Debt arising under any payment or performance bonds, (j)  unsecured Subordinated Debt, provided that, such Debt is at all times subject to a Subordination Agreement, (k) obligations with respect to Cash Management Products and Services owed to Cash Management Providers and incurred in the ordinary course of business, (l) unsecured obligations with respect to Cash Management Products and Services existing on the Closing Date and incurred in the ordinary course of business, and (n) Guarantees of any of the foregoing.

Permitted Discretion means a determination made in the exercise of reasonable business judgment (from the perspective of a senior secured lender).

Permitted Investments means (a) marketable obligations backed by the full faith and credit of the U.S. (and investments in mutual funds investing primarily in those obligations), (b) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition), (c) cash or cash equivalents, (d) non-cash proceeds from Dispositions permitted under Section 9.4, (e) investments and advances by any Company in its wholly owned Subsidiaries which are Loan Parties, (f) investments received in settlement of amounts due to a Company effected in the ordinary course of business or owing to a Company as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Company, (g) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to a Company (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Debt or claims, (h) loans, advances or extensions of credit to officers, directors, managers and employees in an aggregate amount not to exceed, at any time outstanding, $150,000, (i) other investments, loans, advances, and extensions of credit in an aggregate amount not to exceed $150,000 at any time outstanding, (j) any other investments approved in writing by Administrative Agent (in its Permitted Discretion) after the Closing Date, (k) Cash Equivalents, (l) Guarantees which constitute Permitted Debt, (m) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (n) investments in Subsidiaries that are not Loan Parties existing as of the Closing Date and reflected in the financial statements delivered to Administrative Agent prior to the Closing Date, (o) investments held in the Specified Account from time to time in the ordinary course of business, and (p) Permitted Acquisitions.

Permitted Liens means (a) Liens securing the Obligations, (b) Liens which secure purchase money Debt and Capital Lease Obligations permitted under clause (b) of the definition of Permitted Debt, (c) easements, zoning, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (d) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserves (or other provision required under GAAP) have been established in accordance with GAAP, (e) judgments or awards, Liens securing judgments or awards (or appeal or other surety bonds relating to such judgments or awards) and attachments not constituting a Default under Section 11.7, (f) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (g) rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, (h) good-faith pledges or deposits made in the ordinary course of business to secure Permitted Debt consisting of (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) appeal bonds or other similar bonds, (i) Liens in favor of a surety to secure payment and performance bonds, (j) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the obligations secured by such Liens are not overdue for a period or more than thirty (30) days or (ii) (A) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (B) reserves (or other provision required under GAAP) have been established in accordance with GAAP, and (C) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible), (k) licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business that do not (i) interfere in any material respects with the conduct of the business of any Company, or (ii) materially detract from the value of the property subject thereto, (l) any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased, (m) Liens granted in the ordinary course of business in the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under clause (g) of the definition of Permitted Debt, and (n) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Synthetic Leases or other operating leases entered into in the ordinary course of business of any Company.

Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Platform is defined in Section 14.1(d)(i).

Pledge Agreement means each pledge agreement in Acceptable Form executed by any Loan Party, as pledgor, granting Administrative Agent a Lien on, and security interest in, the Equity Interests (other than Excluded Property) or other assets pledged under such agreement.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Prime Rate means the rate of interest per annum then most recently published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the “Money Rates” Section (or such successor section) as the “Prime Rate.” If a range of prime interest rates per annum is so published, “Prime Rate” means the highest rate per annum of all stated rates in such published range. If the definition of “Prime Rate” is no longer published in The Wall Street Journal (or any successor publication), “Prime Rate” means, at any time, (a) the rate of interest per annum then most recently established by Administrative Agent as its prime rate, or (b) Administrative Agent may designate a substitute index after notifying Borrowers.

PTE means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Qualified ECP Loan Party means any Borrower or any Guarantor if on the Eligibility Date it is (a) a corporation, partnership, proprietorship, organization, trust or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Equity Interests means any Equity Interests of Geospace that are not Disqualified Equity Interests.

Recipient means (a) the Administrative Agent, (b) any Lender, and (c) the LC Issuer, as applicable.

Register is defined in Section 14.7(c).

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

Relevant Governmental Body means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Removal Effective Date is defined in Section 12.6(b).

Required Lenders means (a) at any time there are five or more Lenders, Lenders having Revolving Credit Exposure representing more than 50% of the Revolving Credit Exposure of all Lenders, (b) at any time there are fewer than five Lenders but more than two Lenders, Lenders having Revolving Credit Exposure representing more than 66 and 2/3% of the Revolving Credit Exposure of all Lenders, and (c) at any time there are two or fewer Lenders, all Lenders. The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

Resignation Effective Date is defined in Section 12.6(a).

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Officer means (a) the president, chief executive officer, chief financial officer, or chief operating officer of Borrower Representative or a Loan Party, as applicable, or (b) another natural person who is designated in writing to Lender by Borrower Representative as a Person authorized to take specific actions on behalf of Borrower Representative and the other Loan Parties.

Restricted Payment means (a) any Distribution, (b) any amount paid by any Loan Party or any of its Subsidiaries in repayment, prepayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Debt, whether voluntarily or otherwise, and (c) any payment by a Loan Party or any of its Subsidiaries of any management fees, consulting fees, or other similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

Revolving Commitment means (a) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Loans and participate in LCs and Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount, and (b) as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and participate in LCs and Swingline Loans under this Agreement in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount for such Revolving Lender.

Restrictive Agreement means any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Company to create, incur or permit to exist any Lien upon any of its property or assets (except that this clause (a) will not apply to customary provisions in leases and other contracts restricting the assignment thereof, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any Company or to Guarantee Debt of any Company; provided that, the foregoing shall not apply to (i) restrictions or conditions imposed by any Loan Document and (ii) any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt (including substitutions and replacements therefor) and the proceeds thereof.

Revolving Commitment Percentage means, when determined for any Revolving Lender, the ratio of (a) the amount of the Revolving Committed Amount of such Revolving Lender to (b) the Revolving Committed Amount of all the Revolving Lenders; provided that, so long as any Revolving Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded for purposes of this calculation.

Revolving Committed Amount means (a) as to all Revolving Lenders, the aggregate amount set out for the Revolving Lenders on Schedule 1 (as such amount may be decreased or increased from time to time pursuant to the terms of this Agreement), and (b) as to any Revolving Lender, the amount set out opposite such Revolving Lender’s name on Schedule 1 as its Revolving Committed Amount (as such amount may be decreased or increased at any time or from time to time pursuant to the terms of this Agreement). The aggregate Revolving Committed Amount of all the Revolving Lenders on the Closing Date is $25,000,000.

Revolving Credit Exposure means, when determined, (a) for any Revolving Lender, the sum of the Revolving Principal Amount, the LC Exposure of such Revolving Lender, and such Revolving Lender’s Revolving Commitment Percentage of the Swingline Loans, and (b) for all Revolving Lenders, the sum of the Revolving Principal Amount, the LC Exposure of all Revolving Lenders, and the aggregate Swingline Loans.

Revolving Credit Facility means the revolving credit facility established pursuant to Section 2.1.

Revolving Credit Note means a promissory note made by Borrowers in favor of a Revolving Lender evidencing the Revolving Loans made by such Revolving Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

Revolving Credit Termination Date means the earlier of (a) August 29, 2028, and (b) the date of termination of the Revolving Commitment pursuant to Section 11.2.

Revolving Lender means any of, and Revolving Lenders means all of, the Lenders with a Revolving Commitment. As of the Closing Date, the Revolving Lenders are set out on Schedule 1.

Revolving Loan means any revolving loan made to Borrowers as part of a Borrowing pursuant to Section 2.1.

Revolving Principal Amount means, when determined, (a) for all Revolving Lenders, the aggregate outstanding principal balance of the Revolving Loans, and (b) for any Revolving Lender, such Lender’s Revolving Commitment Percentage of the aggregate outstanding principal balance of the Revolving Loans.

Rolling Period means any period of four consecutive fiscal quarters ending on March 31, June 30, September 30, or December 31.

Sale and Leaseback Transaction means any arrangement with any Person providing for the leasing by any Company of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between any Companies), which property has been or is to be sold or transferred by a Company to such Person.

Sanctioned Country means, at any time, a country or territory which is itself the subject or target of any Sanctions.

Sanctioned Person means, at any time, (a) any Person listed in any Sanction-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

Secured Hedge Provider means Administrative Agent, any Lender or any of their respective Affiliates (including any Person that was Administrative Agent, a Lender or any of their respective Affiliates at the time it was party to a Hedge Agreement with a Company, even if such Person ceases to be Administrative Agent or a Lender or such Person’s Affiliate ceased to be Administrative Agent or a Lender); provided that, in the case of a Hedge Agreement with a Person who is no longer Administrative Agent or a Lender (or an Affiliate of Administrative Agent or a Lender), such Person shall be considered a Secured Hedge Provider only through the stated termination date (without extension or renewal) of such Hedge Agreement.

Secured Party means each of and Secured Parties means all of, the Administrative Agent, the Lenders, the LC Issuer, the Bank Product Providers, the Secured Hedge Providers, and each Indemnitee.

Security Agreement means each Security Agreement in Acceptable Form executed by any Loan Party, as debtor, and by Administrative Agent, as secured party.

Security Documents means all Security Agreements, Mortgages, Pledge Agreements, Control Agreements, intellectual property security agreements, negative pledge agreements, the Master Assignment, and all other documents executed in connection therewith, in each case to create or perfect a Lien in favor of Administrative Agent on the assets of the Loan Parties.

SOFR means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Borrowing means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

SOFR Loan means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

Solvent means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage and (d) the book value of the assets of such Person as set out on such Person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Account means that certain securities account numbered XXXMC936, maintained by Borrower with Raymond James & Associates, Inc.

Subordinated Debt means Debt which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligations on terms satisfactory to Administrative Agent.

Subordinated Debt Documents means any agreement, indenture, note, or other instrument under which any Subordinated Debt is issued or is otherwise evidenced or governed, and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any guarantee or other right in respect thereof.

Subordination Agreement means a subordination agreement or subordination provisions, in each case in Acceptable Form.

Subsidiary of a Person (the “parent”) means, when determined, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Governing Body thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) sole general partner or managing general partner of which is the parent and/or one or more subsidiaries of the parent, or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Geospace.

Swingline Borrowing means a borrowing of a Swingline Loan pursuant to Section 2.7.

Swingline Lender means Woodforest National Bank, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

Swingline Loan is defined in Section 2.7(a).

Swingline Note means a promissory note made by Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by such Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, and substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

Swingline Sublimit means an amount equal to the lesser of (a) $0.00, and (b) the Revolving Committed Amount for all Revolving Lenders. The Swingline Sublimit is part of, and not in addition to, the Revolving Committed Amount for all Revolving Lenders.

Synthetic Lease means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Synthetic Lease Obligations means the obligation of a Person under any Synthetic Lease.

Tangible Net Worth means, when determined, the Companies’ Net Worth after deducting capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, Debt owed by (including any notes payable from) Affiliates and owners of the Equity Interests of the Companies, and such other assets as are properly classified as “intangible assets”, plus the outstanding principal amount of Subordinated Debt of the Companies.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, in each case, imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax, or penalties, in each case, to the extent imposed as additions to such amount).

Term SOFR means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that, if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided that, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

Term SOFR Reference Rate means the forward-looking term rate based on SOFR.

Termination Date means the date on which (a) all Obligations (other than contingent Obligations with respect to indemnity and reimbursement of expenses as to which no claim has been made as of the time of determination) have been paid in full in cash, (b) all LCs have been terminated, expired, or Cash Collateralized (or arrangements satisfactory to the LC Issuer with respect thereto have been made), (c) all Hedge Agreements have been terminated (arrangements satisfactory to the applicable Secured Hedge Provider with respect thereto have been made), (d) all Bank Product Liabilities have been paid in full in cash or Cash Collateralized (or arrangements satisfactory to each applicable Bank Product Provider with respect thereto have been made), and (e) all Commitments shall have irrevocably terminated

Total Liabilities means, when determined for the Companies on a consolidated basis, all obligations required by GAAP to be classified as liabilities upon the Companies’ balance sheet, including the aggregate amount of all Debt, liabilities (including tax and other proper accruals) and reserves of the Companies.

Transactions means (a) the effectiveness of this Agreement and the funding of the initial Credit Extension hereunder in accordance with Section 6.1, (b) the payment in full of all Funded Debt (other than Permitted Debt) of the Loan Parties on the Closing Date, and (c) the payment of all fees and expenses associated therewith.

Type when used in reference to a Loan or Borrowing, refers to whether the Loan (or the Loans made in connection with a Borrowing) are ABR Loans or SOFR Loans.

U.S. means United States of America.

U.S. Government Securities Business Day means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Tax Code.

UCC means the Uniform Commercial Code in effect from time to time in the States of Texas or Delaware, as applicable.

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unencumbered Securities means all unencumbered Cash Equivalents of the Loan Parties, in each case which are held in the Specified Account, are not subject to any Lien, claim, or encumbrance (other than Liens in favor of Administrative Agent and restrictions under the Loan Documents), and are acceptable to Administrative Agent in its Permitted Discretion.

Uniform Customs means the Uniform Customs and Practice for Documentary Credits (2007 revision) effective July, 2007, International Chamber of Commerce Publication No. 600.

Unrestricted Cash means all unencumbered cash and Cash Equivalents of the Loan Parties, in each case which are not subject to any Lien, claim, or encumbrance (other than Liens in favor of the Administrative Agent and restrictions under the Loan Documents) which restrict any applicable Loan Party’s use of such funds.

Unreimbursed Amount is defined in Section 2.4(b)(i).

Unused Fee Rate means an annual rate equal to 0.75%; provided that, for any day on which the amount of cash and Cash Equivalents held in the Specified Account is greater than or equal to $10,000,000, the Unused Fee Rate shall be an annual rate equal to 0.50%.

Withdrawal Liability means liability to an ERISA Plan as a result of a complete or partial withdrawal from such ERISA Plan.

Withholding Agent means any Loan Party and the Administrative Agent.

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2      Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Document:

(a)    the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns;

(b)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, the words “herein”, “hereof” and “under this Agreement”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(c)    the word “will” shall be construed to have the same meaning and effect as the word “shall”, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, the word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(d)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(e)    any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement;

(f)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated;

(g)    if a Default occurs, such Default shall be deemed to exist and be continuing unless and until such Default is waived in writing in accordance with Section 14.8; and

(h)    section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

1.4      Accounting Terms.

(a)    All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent audited consolidated financial statements of the Companies; provided that, for purposes of calculating the financial covenants under this Agreement, cash payments to any Company under any Hedge Agreement shall be accounted for as part of interest expense and not as revenue or net income of such Company.

(b)    While any Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of such Borrower are on a consolidated and consolidating basis, unless otherwise indicated

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either Borrower Representative or Administrative Agent shall so request, Administrative Agent and Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) Borrower Representative shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d)    Notwithstanding anything to the contrary contained in this Section 1.4 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.5    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.6    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.8    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division, (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Notwithstanding anything to the contrary in this Agreement, (i) any resulting division or series of any Person that, before a Division, is a Loan Party shall remain a Loan Party after giving effect to such Division, to the extent required under this Agreement, and any resulting divisions or series of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-Division predecessor of such divisions or series, (ii) in no event shall any Loan Party be permitted to effectuate a Division, and (iii) if any Loan Party shall consummate a Division permitted under this Agreement or by Lender in writing, such Loan Party shall be required to (effective simultaneously with the effectiveness of such Division) comply with the applicable requirements of this Agreement and the Security Documents, including actions described in Section 5.4.

1.9    Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Central time (daylight or standard, as applicable).

1.10    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

COMMITMENTS, LOANS, AND LCS

2.1      Revolving Credit Facility.

(a)    Subject to the terms and conditions of this Agreement, from time to time prior to the Revolving Credit Termination Date, each Revolving Lender agrees to make Revolving Loans to Borrowers ratably in accordance with its Revolving Commitment Percentage and in an aggregate principal amount which shall not cause (i) such Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Committed Amount or (ii) the Revolving Credit Exposure of all Revolving Lenders to exceed the Revolving Committed Amount. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrowers may borrow, repay, and reborrow Revolving Loans.

(b)    Each Revolving Loan shall be made as part of a Borrowing in Dollars and each Revolving Loan shall be made by a Revolving Lender ratably in accordance its Revolving Commitment Percentage of such Borrowing.

(c)    Revolving Loans shall be SOFR Loans, subject to the terms set out in this Agreement.

2.2      Method of Borrowing, Funding of Loans, and Minimum Amounts.

(a)    By no later than 11:00 a.m. (i) on the date of the requested Borrowing of Loans that will be ABR Loans (other than Swingline Loans) and (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing of Loans that will be SOFR Loans Borrower Representative shall submit a written Borrowing Request to the Administrative Agent setting out (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Loan, (D) the Interest Period applicable thereto, and (E) a certification that Borrowers have complied in all respects with Section 6.2.

(b)    All Loans shall have an Interest Period of one month and the Type of Loan shall be a SOFR Loan; provided that Swingline Loans shall be the Type specified in Section 3.1(a) and in the event of a Benchmark Replacement, the Type and Interest Period may be revised as specified in Section 4.8.

(c)    Each request for a Borrowing, Conversion or Continuation under this Agreement shall be subject to the following requirements: (a) for SOFR Loans it shall be in a minimum amount of the lesser of $100,000 (and in integral multiples of $10,000 in excess thereof) or the remaining amount available to be borrowed; and (b) for ABR Loans (other than Swingline Loans) it shall be in a minimum amount of the lesser of $50,000 (and in integral multiples of $10,000 in excess thereof) or the remaining amount available to be borrowed.

(d)    Upon receipt of a Borrowing Request, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Commitment Percentage of the requested Borrowing available to the Administrative Agent in Dollars and in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request.

(e)    Upon satisfaction of the conditions set out in Section 6.2, the amount of the requested Loans will then be made available to Borrowers by the Administrative Agent either by (i) crediting the account of Borrower Representative on the books of the Administrative Agent with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided by Borrower Representative to (and reasonably acceptable to) the Administrative Agent.

(f)    There may not be more than six (6) Interest Periods in effect for all Revolving Loans which are SOFR Loans. For the purposes of this Section 2.2, all SOFR Loans with the same Interest Periods that begin and end on the same date shall be considered as one Interest Period, but SOFR Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Interest Periods.

2.3      Continuations and Conversions.

(a)    Subject to the terms below, Borrower Representative shall have the option, on any Business Day prior to the Revolving Credit Termination Date to Continue existing SOFR Loans for a subsequent Interest Period. By no later than 11:00 a.m. three (3) U.S. Government Securities Business Days prior to the date of the requested Continuation of a SOFR Loan, Borrower Representative shall deliver to Administrative Agent a written Conversion/ Continuation Request setting out whether Borrowers wish to Continue such Loans.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) except as provided in Sections 4.3 and 4.4, SOFR Loans may only be Continued on the last day of the Interest Period applicable thereto, (ii) if a Default occurs during an Interest Period of any SOFR Loan and such Default continues until three (3) U.S. Government Securities Business Days prior to the last day of such Interest Period, the Administrative Agent shall convert the applicable SOFR Loan to an ABR Loan on the last day of the applicable Interest Period, and (iii) subject to the foregoing clause (ii), with respect to any SOFR Loan then outstanding, if the Administrative Agent has not received a prepayment notice within three (3) U.S. Government Securities Business Days prior to the last day of the applicable Interest Period and has not received a Continuation Notice that complies with the requirements set forth herein, then, with respect to any SOFR Loan outstanding on the last day of the applicable Interest Period, the Borrowers shall be deemed to have submitted a Continuation Notice for a SOFR Loan in an amount equal to the outstanding SOFR Loan with a one-month tenor to be effective as of the last day of the applicable Interest Period.

2.4      Subfacility for Letters of Credit.

(a)    The LC Commitment.

(i)    Subject to the terms and conditions set out in this Agreement, the LC Issuer agrees, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date, to issue LCs for the account of Borrowers or any Loan Party or make any other LC Credit Extension, provided that, the LC Issuer may not make any LC Credit Extension if, as of the LC Credit Extension Date, (A) the Revolving Credit Exposure would exceed the Revolving Committed Amount (after giving effect to such LC Credit Extension), (B) the LC Exposure would exceed the LC Sublimit (after giving effect to such LC Credit Extension), (C) the expiry date of such requested LC would occur after the Revolving Credit Termination Date, unless all Revolving Lenders have approved such expiry date, (D) the LC is to be denominated in a currency other than Dollars, (E) the LC is in an amount less than $50,000, unless the LC Issuer has approved a lesser amount, (F) any Litigation shall by its terms purport to enjoin or restrain the LC Issuer from making such LC Credit Extension, (G) the beneficiary of such LC does not accept the LC or any proposed amendment to, or renewal of, such LC, or (H) a Default or Potential Default exists.

(ii)    Each LC Credit Extension shall be made upon the request of Borrower Representative delivered to the LC Issuer in the form of an LC Application, appropriately completed and signed by a Responsible Officer of Borrower Representative. Such LC Application must be received by the LC Issuer not later than 11:00 a.m. at least four (4) Business Days prior to the proposed LC Credit Extension Date.

(A)    In the case of a request for an initial issuance of an LC, such LC Application shall specify in form and detail satisfactory to the LC Issuer (1) the proposed issuance date of the requested LC (which shall be a Business Day), (2) the amount of the requested LC, (3) the expiry date of the requested LC, (4) the name and address of the beneficiary of the requested LC, (5) the documents to be presented by such beneficiary in case of any drawing under the requested LC, (6) the full text of any certificate to be presented by such beneficiary in case of any drawing under the requested LC, and (7) such other matters as the LC Issuer may reasonably require.

(B)    In the case of a request for an amendment of any outstanding LC, such LC Application shall specify in form and detail satisfactory to the LC Issuer (1) the LC to be amended, (2) the proposed date of the amendment (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the LC Issuer may reasonably require.

(iii)    Promptly after receipt of any LC Application, the LC Issuer will confirm that the requested LC Credit Extension is permitted in accordance with the terms of this Agreement, and, if so, then, subject to the terms and conditions hereof, the LC Issuer shall, on the requested date, issue an LC for the account of Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuer’s usual and customary business practices.

(iv)    If Borrower Representative so requests in any applicable LC Application, the LC Issuer may, in its sole and absolute discretion, agree to issue an LC that has automatic renewal provisions (each, an “Auto-Renewal LC”); provided that, any such Auto-Renewal LC must permit the LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued. Unless otherwise directed by the LC Issuer, Borrower Representative shall not be required to make a specific request to the LC Issuer for any such renewal. The LC Issuer may elect not to renew any auto-renewal LC for any reason and the LC Issuer may not permit any such Credit Extension if, (A) the LC Issuer has determined that such Credit Extension would not be permitted or the LC Issuer would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(i)) or otherwise, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) that beneficiary has elected not to permit such renewal or (2) from the Administrative Agent or the Borrower Representative that one or more of the applicable conditions specified in Section 6.2 is not then satisfied.

(b)    Drawings and Reimbursements.

(i)    Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, the LC Issuer shall notify Borrower Representative thereof. Not later than 1:00 p.m. on the date of any payment by the LC Issuer under an LC (or, if notice from LC Issuer is received after 11:00 a.m. on the date of a drawing, the immediately succeeding Business Day) (each such date, an “Honor Date”), Borrowers shall reimburse the LC Issuer in an amount equal to the amount of such drawing. If any Borrower fails to so reimburse the LC Issuer by such time, Borrowers shall be deemed to have requested a Loan under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum amount specified in Section 2.2 for the principal amount of Loans, but subject to the conditions set out in Section 6.2. Any notice given by the LC Issuer pursuant to this Section 2.4(b)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set out in Section 6.2 cannot be satisfied, sufficient funds are not available under the Revolving Credit Facility, or for any other reason, Borrowers shall be deemed to have incurred from the LC Issuer an LC Disbursement in the amount of the Unreimbursed Amount, which LC Disbursement shall accrue interest at the Default Rate and be due and payable on demand (together with accrued and unpaid interest).

(iii)    If the LC Issuer shall make an LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall accrue interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the Default Rate.

(c)    Obligations Absolute. The obligation of Borrowers to reimburse the LC Issuer for each drawing under each LC and to repay each LC Disbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances. Borrower Representative shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, Borrower Representative will immediately notify the LC Issuer of any claim of noncompliance with a Borrower Representative’s instructions or of any other irregularity, Borrowers shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is timely given.

(d)    Cash Collateral.

(i)    Upon the request of the LC Issuer, (A) if the LC Issuer has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Disbursement, or (B) if, as of the Revolving Credit Termination Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrowers shall immediately Cash Collateralize the then outstanding LC Exposure determined as of the date of such LC Disbursement or the Revolving Credit Termination Date, as the case may be.

(ii)    If LCs are to be outstanding after the Revolving Credit Termination Date, then not later than ten (10) Business Days prior to the Revolving Credit Termination Date, Borrowers shall Cash Collateralize the LC Exposure for each such LC.

(iii)    Borrowers hereby grant to the Administrative Agent a security interest in and Lien upon all such Cash Collateral, deposit accounts containing such Cash Collateral and all balances therein and all proceeds of the foregoing. All such Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts under the sole dominion and control of the Administrative Agent.

(e)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the LC Issuer and Borrower Representative when an LC Credit Extension is made, (i) the rules of ISP98 shall apply to each standby LC, and (ii) the rules of Uniform Customs shall apply to each documentary LC.

(f)    Provisions Regarding Electronic Issuance of Letters of Credit. The LC Issuer may adopt procedures pursuant to which Borrowers may request the issuance of LCs by electronic means and the LC Issuer may issue LCs based on such electronic requests. Such procedures may include the entering by Borrowers into the LC Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Each Borrower holds the LC Issuer harmless with respect to actions taken by the LC Issuer based upon Electronic Applications. Each Borrower further agrees to be bound by all the terms and provisions contained in the LC Applications, including, the terms and provisions of the LC Applications contained on the reverse side of the paper copies thereof, the release and indemnification provisions contained therein, provided that, in the event of any conflict between any term in this Agreement and any term in such LC Application or otherwise, this Agreement shall control.

(g)    Participation by Lenders. By the issuance of any LC and without any further action on the part of the LC Issuer or any Revolving Lender in respect thereof, the LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the LC Issuer, a participation in each such LC and the related LC Exposure, effective upon the issuance thereof without recourse or warranty, equal to such Revolving Lender’s Revolving Commitment Percentage of such LC and the LC Exposure related to such LC. The LC Issuer shall provide a copy of each LC to Administrative Agent promptly after issuance thereof. This agreement to grant and acquire participations is an agreement between the LC Issuer and Revolving Lenders, and neither Borrowers nor any beneficiary of an LC shall be entitled to rely thereon. Each Borrower agrees that each Revolving Lender purchasing a participation from the LC Issuer pursuant to this Section 2.4(g) may exercise all of its rights to payment against Borrowers including the right of setoff, with respect to such participation as fully as if such Revolving Lender were the direct creditor of the applicable Borrower in the amount of such participations.

2.5    Cash Collateral for Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the LC Issuer (with a copy to the Administrative Agent) Borrowers shall Cash Collateralize the LC Issuer’s Fronting Exposure solely with respect to such Defaulting Lender (determined after giving effect to Section 2.6(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(a)    Grant of Security Interest. Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuer, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LCs. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the amount required, Borrowers will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.5 or under Section 2.4 in respect of LCs shall be applied to the satisfaction of the LC Exposure, of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.5 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.4, the Person providing Cash Collateral and the LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided that, to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.6    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set out in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer or the Swingline Lender under this Agreement; third, to Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.5; fourth, as Borrower Representative may request (so long as no Default or Potential Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower Representative, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future LCs issued under this Agreement, in accordance with Section 2.5; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer, or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Potential Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans, Swingline Loans, or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related LCs were issued at a time when the conditions set out in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments under the Revolving Credit Facility without giving effect to Section 2.6(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.6(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee or unused fee for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive LC fees under Section 3.8(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of LCs or Swingline Loans for which it has provided Cash Collateral pursuant to Section 2.5.

(C)    With respect to any LC fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. Subject to Section 3.6, all or any part of such Defaulting Lender’s participation in LC Exposure or Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set out in Section 6.2 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified the Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Committed Amount. No reallocation under this Agreement shall constitute a waiver or release of any claim of any party under this Agreement against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in Section 2.6(a)(iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it under this Agreement or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (B) second, Cash Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set out in Section 2.5.

(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in LCs to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to subclause (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) no LC Issuer shall be required to issue, extend, renew or increase any LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.7      Swingline Loans.

(a)    The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set out in this Section 2.7, to make loans (each such loan, a “Swingline Loan”) to Borrowers from time to time on any Business Day prior to the Revolving Credit Termination Date in an aggregate amount that will not, after giving effect to such Swingline Loan, result in the outstanding amount of the Swingline Loans to exceed the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Credit Exposure of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Committed Amount; provided that, after giving effect to any Swingline Loan, (A) the Revolving Credit Exposure of all Revolving Lenders may not exceed the Revolving Committed Amount all Revolving Lenders, and (B) the Revolving Credit Exposure of any Lender other than the Swingline Lender may not exceed such Lender’s Revolving Committed Amount, and provided further, that Borrowers may not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers may borrow, prepay, and reborrow Swingline Loans.

(b)    Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Borrower Representative’s notice to the Swingline Lender and the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower Representative, or may be given by telephone (if promptly confirmed in writing by delivery of such a written Borrowing Request consistent with such telephonic notice) and must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $100,000 or a larger multiple of $50,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Subject to the terms and conditions set forth herein, Swingline Lender shall make each Swingline Loan available to the Borrowers by credit to the Borrowers’ account with such Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) Swingline Lender, not later than 3:00 p.m. on the requested date of such Swingline Loan.

(c)    Payment of Swingline Loans.

(i)    Each Swingline Loan is due and payable on the earlier of (A) the Revolving Credit Termination Date, (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan, and (C) on each date that a Borrowing of Revolving Loans is made by Borrowers.

(ii)    If a Swingline Loan is not paid when due, Borrower Representative shall be deemed to have requested a Borrowing of Revolving Loans in an amount equal to the outstanding principal amount of the Swingline Loan and the proceeds shall be paid to Swingline Lender to pay in full such Swingline Loan.

(iii)    If a Swingline Loan cannot be refinanced by a Borrowing of Revolving Loans, each Revolving Lender is deemed to have funded its risk participation in the Swingline Loan.

(d)    Participation in Swingline Loans.

(i)    Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Revolving Commitment Percentage multiplied by the amount of such Swingline Loan.

(ii)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(e)    Resignation of Swingline Lender. Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrowers. After the resignation of Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

(e)    Swingline Loans under Bank Product Agreements. Notwithstanding the provisions of Sections 2.8(b) and (c) above, at any time a Bank Product Agreement is in place between a Borrower and Swingline Lender which provides for treasury management, controlled disbursements, or cash sweep procedures which request and repay Swingline Loans, (i) the terms of such Bank Product Agreement will control the making of Swingline Loans, and (ii) the terms of such Bank Product Agreement will control the repayment of Swingline Loans.

2.8    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE 3

INTEREST, FEES, AND PAYMENTS

3.1      Interest Rates.

(a)    Interest. Each ABR Loan shall accrue interest at the ABR plus the Applicable Margin. Each SOFR Loan shall accrue interest at Term SOFR for the applicable Interest Period plus the Applicable Margin. Each Swingline Loan shall be an ABR Loan.

(b)    Default Rate. If any amount payable by Borrowers under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Rate. Upon the written request of the Required Lenders or the Administrative Agent to Borrower Representative, while any Default exists, interest on the Revolving Principal Amount, and any other amounts owing under this Agreement or under the other Loan Documents, shall accrue interest at a per annum rate equal to the Default Rate.

3.2    Payment of Principal and Interest.

(a)    Revolving Credit Facility.

(i)    Accrued and unpaid interest on the Revolving Principal Amount is due and payable in arrears (A) on the fifth (5th) day of each month, beginning October 5, 2025, and (B) on the Revolving Credit Termination Date.

(ii)    The Revolving Principal Amount, together with all accrued and unpaid interest, fees and all other Obligations then outstanding are due and payable on the Revolving Credit Termination Date.

(b)    Payment of Default Rate Interest. Notwithstanding the foregoing, during the existence of a Default, interest required to be paid at the Default Rate shall be payable from time to time on written demand from Administrative Agent to Borrower Representative.

(c)    Payment in Full at Maturity. On the Revolving Credit Termination Date, each Borrower unconditionally promises to pay in full, and there shall become due and payable in full, the entire outstanding Revolving Principal Amount, together with accrued and unpaid interest and all fees and other sums then owing under the Loan Documents, including, the amounts needed to Cash Collateralize all outstanding LC Exposure and to satisfy all other Obligations then owing.

3.3    Prepayments.

(a)    Voluntary Prepayment. Borrowers may prepay all or any part of the Revolving Principal Amount at any time without premium or penalty upon notice to the Administrative Agent. Each voluntary prepayment is subject to the following conditions:

(i)    Administrative Agent must receive Borrower Representative’s written or telephonic prepayment notice not later than 12:00 p.m. (A) three (3) U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of ABR Loans;

(ii)    Borrower Representative’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, and (C) constitute an irrevocable and binding obligation of Borrowers to make a prepayment in such amount on the designated prepayment date (unless such prepayment is dependent on the closing of a particular transaction, in which case such prepayment may be made if and when such transaction closes, subject to Section 4.5); and

(iii)    each such partial prepayment shall be in the minimum principal amount of $100,000 and integral multiples of $10,000 or, if less than such minimum amounts, the entire principal amount thereof then outstanding.

(b)    Optional Reduction of Revolving Committed Amount. Borrowers shall have the right, upon notice to the Administrative Agent, to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time and from time to time; provided that, (a) such notice must be received by the Administrative Agent not later than 12:00 p.m. five (5) Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $500,000 above such amount, (c) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate outstanding Revolving Credit Exposure and (d) Borrowers shall pay to Administrative Agent (for the account of the Lenders) all fees due in respect of the reduced portion of the Revolving Committed Amount and all accrued and unpaid interest on any portion of the Revolving Principal Amount being repaid in connection with such reduction or termination. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated, provided that, a notice of termination or reduction of the Revolving Committed Amount delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or upon termination of this Agreement, in which case such notice may be revoked by the Borrowers (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. The Revolving Committed Amount will be reduced to zero on the Revolving Credit Termination Date.

(c)    Mandatory Prepayment.

(i)    If at any time the Revolving Credit Exposure (for any Revolving Lender or for all Revolving Lenders) exceeds the Revolving Committed Amount, Borrowers shall immediately prepay the outstanding Revolving Loans by the amount of the excess plus all accrued and unpaid interest on the amount so prepaid or, if no Revolving Loans are outstanding, Borrowers shall Cash Collateralize the LC Exposure.

(ii)    On the date such amounts are received by, or for the account of, any Company (or within three (3) Business Days after such receipt, in the case of clauses (x), (y), or (z) below), the following amounts shall be paid to Administrative Agent for the ratable benefit of the Lenders in the form received with any necessary endorsement or assignment, in each case if a Default has occurred and is continuing or results from the event or events giving rise to the payment of such Net Proceeds: (w) 100% of the Net Proceeds from the issuance of any Debt (other than Permitted Debt); (x) 100% of any Net Proceeds in respect of any casualty event affecting Collateral; (y) 100% of all Net Proceeds in respect of any Eminent Domain Event affecting Collateral; and (z) 100% of the Net Proceeds from the Disposition (other than proceeds of a Disposition permitted by Section 9.4) of any Collateral. The non-cash portion of all Net Proceeds that Lender is entitled to receive under this Section 3.3(c), shall be pledged to Lender concurrently with the applicable Disposition.

(iii)    If at any time (x) the Revolving Credit Exposure is greater than zero, and (y) the Companies have a Consolidated Cash Balance in excess of $10,000,000, then Borrowers shall immediately prepay the Revolving Principal Amount (or, if no Loans are then outstanding, Cash Collateralize the LC Exposure) by an amount equal to the lesser of (A) the Revolving Credit Exposure on such date and (B) the amount by which the Consolidated Cash Balance exceeds $10,000,000.

(d)      Application of Prepayments.

(i)    All prepayments under Section 3.3(a) shall be applied to the Revolving Principal Amount with no corresponding reduction in the Revolving Committed Amount.

(ii)    All prepayments under Section 3.3(c) shall be (A) applied (1) first, to the Revolving Principal Amount without a corresponding reduction in the Revolving Committed Amount, (2) second, to Cash Collateralize LC Exposure until all the LC Exposure is Cash Collateralized, and (3) third, to the Bank Product Liabilities and Hedge Liabilities (other than Excluded Hedge Liabilities) and any remaining Obligations, (B) applied as between ABR Loans and SOFR Loans, first to ABR Loans, and second to SOFR Loans in direct order of Interest Period maturities (applied first against those soonest to mature), and (C) accompanied by the interest on the principal amount prepaid through the date of prepayment.

(iii)    Amounts prepaid pursuant to this Section 3.3 shall be applied based on the Lenders’ respective Commitment Percentages.

3.4      Computations of Interest and Fees.

(a)    Calculation of Interest. Except for ABR Loans on which interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees under this Agreement shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the Closing Date or from the first date of Borrowing (or from the date of any Continuation or Conversion thereof) to but excluding the last day occurring in the period for which such interest is payable.

(b)    Maximum Rate. It is the intent of the Lenders and Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and Borrowers are hereby limited by the provisions of this Section 3.4 which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity date of the Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the Maximum Rate. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the Maximum Rate, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the Maximum Rate without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the Maximum Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Debt evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the Maximum Rate.

(c)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.5    General Payment Terms.

(a)    Payments by Borrowers. Except as otherwise expressly provided in this Agreement (i) all payments by Borrowers under this Agreement shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein, (ii) the Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office, and (iii) all payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided that, the foregoing shall not apply to Taxes, which are governed by Section 4.1.

(b)    Payment Dates. If any payment or prepayment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    Advances by Administrative Agent. Unless Borrower Representative or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent under this Agreement, that Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Dollars and in immediately available funds, then:

(i)    if any Borrower fails to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Dollars and in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii)    if any Lender fails to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Dollars and in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrowers to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon Borrowers, and Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrowers to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing in this Agreement shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrowers may have against any Lender as a result of any default by such Lender under this Agreement.

A notice of the Administrative Agent to any Lender or Borrowers with respect to any amount owing under this Section 3.5(c) shall be conclusive, absent manifest error.

(d)    Several Obligations. The obligations of the Lenders under this Agreement to make Loans and to fund or purchase participation interests in LCs or Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund or purchase any participation interest on any date required under this Agreement shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or fund its participation interest.

(e)    Funding Offices. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Notes. The obligation of Borrowers to repay the Revolving Loans shall be evidenced by this Agreement and the Revolving Credit Notes executed by Borrowers and payable to each Revolving Lender in the principal amount of such Revolving Lender’s Revolving Committed Amount.

(g)    Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.5(c) or Section 3.6, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof (and subject to Section 2.6(a)(ii)), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

3.6      Pro Rata Treatment and Sharing of Payments.

(a)    Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than fees paid to the Administrative Agent for its own account), each Conversion (if applicable) or Continuation and each reduction in the Revolving Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Commitment Percentages; provided that, if any Lender shall have failed to pay its Commitment Percentage of any Loan or purchase or fund its participation interest in any LC or Swingline Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Administrative Agent until the share of such Loan or such participation interest not purchased or funded by such Lender has been purchased or funded unless such Lender’s obligations are the subject of a good faith dispute.

(b)    In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Agreement or any other Loan Document is rescinded or must otherwise be returned by the Administrative Agent, (i) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (ii) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, if repaid within two (2) Business Days after such request and thereafter the ABR plus the Applicable Margin.

(c)    The Lenders agree among themselves that, except to the extent otherwise provided in this Agreement, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar law or otherwise, or by any other means,

(i)    in excess of its Commitment Percentage of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective Commitment Percentages; or

(ii)    such payment shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned.

Each Borrower agrees that (A) any Lender so purchasing such a participation may, to the fullest extent permitted by applicable Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation, and (B) the Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred.

(d)    Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender or the Administrative Agent an amount payable by such Lender or the Administrative Agent to such other Lender or the Administrative Agent pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.6 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.6 to share in the benefits of any recovery on such secured claim.

3.7    Right of Setoff. If any Default shall have occurred and be continuing, each Lender, the LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the LC Issuer or any such Affiliate, to or for the credit or the account of Borrowers or any other Loan Party against any and all of the obligations of Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, the LC Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the LC Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section 3.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

3.8      Fees.

(a)    Fees Payable on the Closing Date. On the Closing Date, Borrowers shall pay to Administrative Agent (whether for its account or for the account of the Lenders) the fees specified in the Fee Letter that are payable on the Closing Date.

(b)    Unused Fee. Borrowers shall pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based on its Revolving Committed Amount, a per annum fee equal to the Unused Fee Rate for each day during the period of determination multiplied by the amount by which the then Revolving Committed Amount for all Revolving Lenders on such day exceeds the Revolving Principal Amount outstanding on such day. This fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the fifth (5th) day of each January, April, July, and October (as well as on the Revolving Credit Termination Date and on any date that the Revolving Committed Amount is reduced) for the quarter period (or portion thereof) then ending, beginning October 5, 2025.

(c)    LC Fees.

(i)    Borrowers shall pay to Administrative Agent for the ratable benefit of Revolving Lenders a letter of credit fee for each LC equal to the Applicable Margin for SOFR Loans multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), provided that, the letter of credit fee for any LC may not be less than $500. Such LC fees shall be computed on a quarterly basis in arrears and be due and payable quarterly in arrears on the fifth (5th) day of each January, April, July, and October and are nonrefundable.

(ii)    In addition to the foregoing fees, Borrowers shall pay to the LC Issuer for its own account an issuance fee with respect to each LC in the amount equal to the daily amount available to be drawn under such LC times 2.00%; provided that, the amount of such issuance fee may not be less than $500. Such issuance fee shall be payable on the date of issuance (and renewal, extension, amendment, or increase, as applicable) of such LC.

(iii)    In addition, Borrowers shall pay directly to the LC Issuer the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d)    Administrative Agent Fees. Each Borrower agrees to pay to the Administrative Agent, for its own account, the applicable fees as agreed to between Borrowers and the Administrative Agent in any Fee Letter.

(e)    Syndication Fees. Each Borrower agrees to pay to the Administrative Agent (whether for its account or for the account of the Lenders), any fees (e.g. arranger fees) in connection with the syndication of the Revolving Credit Facility and/or this Agreement and the other Loan Documents as agreed to between Borrowers and the Administrative Agent in any Fee Letter.

ARTICLE 4

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1    Taxes.

(a)    Special Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the LC Issuer, and the term “Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if the withholding or deduction is made in respect of an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.7 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.1 such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and the Administrative Agent, at the time or times reasonably requested by Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower Representative or the Administrative Agent as will enable Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Tax Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.

4.2    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental. or other marginal reserve requirement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the LC Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b), (c) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any LC or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, Continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the LC Issuer or such other Recipient of participating in, issuing or maintaining any LC (or of maintaining its obligation to participate in or to issue any LC), or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or other Recipient under this Agreement from any Loan Party (whether of principal, interest or any other amount) then, upon written request of such Lender, the LC Issuer or other Recipient that reasonably details the basis for such request, Borrowers will pay to such Lender, the LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in LCs or Swingline Loans held by, such Lender, or the LC issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting out the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in Sections 4.2(a) or (b) above, and delivered to Borrower Representative, shall be conclusive absent manifest error. Borrowers shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that, Borrowers shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the LC Issuer, as the case may be, notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.3      Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to Borrower Representative (through the Administrative Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to Continue SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR. Upon any such prepayment or Conversion, Borrowers shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 4.5.

4.4      Inability to Determine Rates. Subject to Section 4.8 below, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a Conversion thereto or a Continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower Representative and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower Representative, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to Continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower Representative may revoke any pending request for a Borrowing of or Continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or Conversion to ABR Loans in the amount specified therein, and (ii) any outstanding affected SOFR Loans will be deemed to have been Converted into ABR Loans at the end of the applicable Interest Period. Upon any such Conversion, Borrowers shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 4.5. Subject to Section 4.8, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

4.5    Compensation for Losses. In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Default), (b) the Conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Default), (c) the failure to borrow, Convert, Continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 4.7, then, in any such event, Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.

4.6    Requests for Compensation. A certificate of a Lender claiming compensation under this Article 4 and setting out the additional amount or amounts to be paid to it under this Agreement shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

4.7    Mitigation of Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.2, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of Borrower Representative) use reasonable efforts to designate a different Lending Office for funding or booking its Loans under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.2, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 14.7;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Exposure, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.2 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

4.8    Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(b)    Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a SOFR Borrowing of, Conversion to or Continuation of SOFR Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or Conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

4.9    Survival. All of Borrowers’ obligations under this Article 4 shall survive the Termination Date.

ARTICLE 5

COLLATERAL AND GUARANTIES

5.1    Collateral. To secure full and complete payment and performance of the Obligations, each Loan Party shall execute and deliver, or cause to be executed and delivered, the Security Documents described below pledging to Administrative Agent a first priority Lien (subject to Permitted Liens) on substantially all of the assets of the Loan Parties, including a pledge on all of the Equity Interests of each Subsidiary in existence on the Closing Date (together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, the “Collateral”):

(a)    Each Loan Party shall execute and deliver a Security Agreement pursuant to which it shall grant to Administrative Agent a first-priority security interest in and Lien on all of its personal property, including without limitation all Equity Interests now or hereafter owned by such Loan Party, and all proceeds thereof (but, in all cases, excluding Excluded Property); and

(b)    Each applicable Loan Party shall execute and deliver such other Security Documents in respect of intellectual property and real property as are reasonably requested by the Administrative Agent.

5.2    Guarantees. Each Guarantor shall guarantee the complete payment and performance of the Obligations by executing and delivering a Guaranty to Lender on the Closing Date.

5.3    Financing Statements. Each Loan Party (a) hereby authorizes Administrative Agent to file, and agrees to execute, if requested, financing statements, continuation statements, or termination statements (each in Acceptable Form) relating to the Collateral, and, in each case, describing the collateral as “all assets” or words of similar import and (b) shall at the request of Administrative Agent deliver any Lien search reasonably required by Administrative Agent.

5.4    Additional Subsidiaries and Real Property.

(a)    Additional Domestic Subsidiaries. Promptly after the creation, Division, or acquisition of any Domestic Subsidiary (and, in any event, within thirty (30) days after such creation, Division, or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause the applicable Loan Party to deliver to the Administrative Agent Security Documents pledging 100 percent (100%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new Domestic Subsidiary, and cause such Person to (i) become a Guarantor by delivering to the Administrative Agent a duly executed Guaranty Agreement or a supplement or joinder to an existing Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1(c) and (d) as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)    Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Loan Party to deliver to the Administrative Agent Security Documents pledging sixty-six percent (66%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person, and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)    Exclusions. The provisions of this Section 5.4 shall not apply to Excluded Property or other assets as to which the Administrative Agent shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

(d)    No Implicit Authorization. Nothing in this Section 5.4 shall be deemed to authorize or consent to a Borrowers’ formation or acquisition of a Subsidiary or to its acquisition of any interest in any real property that is otherwise prohibited by this Agreement.

5.5    Collateral Agreements. Borrowers shall use commercially reasonable efforts to cause each landlord of real property leased by any Loan Party, and each warehouseman, processor, consignee, or other Person in possession, control or custody of the books and records, equipment or inventory of any Loan Party, to execute and deliver a Collateral Agreement to Administrative Agent; provided that, the requirement to deliver Collateral Agreements shall not apply with respect to (a) (i) inventory or equipment in transit (including all motor vehicles), (ii) inventory or equipment that is being repaired, serviced, equipped or refurbished, (iii) inventory or equipment that is temporarily warehoused for up to 30 days, or (iv) inventory or equipment being used at a job-site or customer’s site in the ordinary course of business, or (b) any leased location, warehouse or consignment location at which inventory or equipment is kept or stored to the extent that the aggregate value of inventory or equipment stored such locations does not exceed $150,000, individually, or $500,000 in the aggregate. Borrowers agree to use commercially reasonable efforts to deliver to Administrative Agent, or cause to be delivered to Administrative Agent, each such Collateral Agreement for leases or other applicable arrangements entered into after the Closing Date within thirty (30) days after the applicable Loan Party enters into such lease or arrangement.

5.6    Control Agreements. Except for Excluded Accounts and accounts maintained with Administrative Agent, all deposit and other accounts (including, without limitation, the Specified Account and other securities accounts) maintained by any Loan Party on the Closing Date shall be subject to a Control Agreement. With respect any deposit and other accounts (including securities accounts) established by any Loan Party after the Closing Date (except for Excluded Accounts and accounts maintained with Administrative Agent), not later than ten (10) Business Days (or such later date as the Administrative Agent may approve in writing) after establishing any such account, the applicable Loan Party shall cause such account to be subject to a Control Agreement.

5.7    Further Assurances – Collateral. Each Loan Party (at its expense) shall obtain, or cooperate with Administrative Agent to obtain, agreements, documents, instruments, and papers (all in Acceptable Form) as Administrative Agent may from time to time reasonably request to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of Administrative Agent’s security interests granted under the Loan Documents (including landlord subordination agreements, creditor and mortgagee subordination agreements, and Lien release documents, in each case, subject to any relevant limitations set forth in this Agreement or the other Loan Documents). Each Borrower hereby appoints and empowers Administrative Agent or its representatives, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in Administrative Agent’s reasonable judgment, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of Administrative Agent’s security interests granted under the Loan Documents and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law.

5.8    Liens Granted to Administrative Agent. Liens granted to Administrative Agent under the Loan Documents are granted to Administrative Agent for the ratable benefit of the Secured Parties.

ARTICLE 6

CONDITIONS PRECEDENT

6.1    Initial Credit Extension. This Agreement shall be effective once it is executed and delivered by each of the parties thereto. The obligations of the Lenders to make Loans, of the Swingline Lender to make Swingline Loans, and of the LC Issuer to issue LCs under this Agreement after the Closing Date shall not become effective until the date on which Administrative Agent has received each of the following in Acceptable Form, or the following have otherwise occurred or have been satisfied, as applicable (or, in each case, such requirement has been waived in accordance with Section 14.8):

(a)    Executed Loan Documents. Duly executed copies of this Agreement, the Revolving Credit Notes in favor of each Revolving Lender, all Security Documents and all other Loan Documents listed on Schedule 6.1, each in Acceptable Form;

(b)    Pledged Equity Interests. To the extent evidenced by certificates or if the same would constitute securities under Article 8 of the UCC, original certificates evidencing all of the Equity Interests issued by each Borrower, accompanied with equity transfer powers executed in blank by each of the owners of such Equity Interests, in each case in Acceptable Form;

(c)    Corporate Documents.

(i)    Officer’s Certificate. A certificate of a Responsible Officer of each Loan Party certifying as to the items described in the following clauses (ii)-(v);

(ii)    Organizational Documents. The Organizational Documents of each Loan Party certified by a Responsible Officer of such Loan Party in Acceptable Form;

(iii)    Resolutions. Copies of resolutions of the Governing Body of Borrowers and each other Loan Party approving the transactions contemplated by this Agreement and authorizing certain officers of the applicable Loan Party to negotiate, execute, and deliver the Loan Documents, certified by a Responsible Officer, secretary or assistant secretary of Borrowers or the applicable Loan Party to be true and correct and in full force and effect as of the Closing Date;

(iv)    Incumbency. An incumbency certificate of Borrowers and each other Loan Party certified by a Responsible Officer, secretary or assistant secretary of Borrowers or such Loan Party to be true and correct as of the Closing Date;

(v)    Good Standing. Copies of certificates of good standing, existence, or their equivalent with respect to Borrowers and each Loan Party, certified as of a recent date by the appropriate Governmental Authority of the state of its organization; and

(vi)    Tax Identification Number. The tax identification number of each Loan Party;

(d)    [Reserved].

(e)    Financial Statements. Copies of such financial statements and other financial information regarding the Loan Parties as Lender may reasonably request;

(f)    Insurance. Evidence of all insurance policies required by Section 8.6, together with additional insured and lender loss payable endorsements in favor of Administrative Agent with respect to all insurance policies covering Collateral;

(g)    Representations and Warranties. All of the representations and warranties contained in Article 7 shall be true and correct in all material respects (except for any such representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects) in each case, as of the Closing Date or such earlier date on which such representation or warranty is deemed made;

(h)    Closing Certificate. A certificate or certificates executed by a Responsible Officer of Borrower Representative as of the Closing Date stating that, at the time of and immediately after giving effect to this Agreement, the other Loan Documents, and the consummation of the Transactions that are scheduled to occur on the Closing Date, (i) no Default or Potential Default exists or will result therefrom, (ii) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date made (except for (A) any such representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects as of the applicable date, and (B) except to the extent that any such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), (iii) the Companies are Solvent on a consolidated basis;

(i)    Environmental Due Diligence. Any and all environmental reports, site assessments, risk assessments and other environmental due diligence with respect to the business or assets of the Loan Parties;

(j)    UCC Search. A UCC search showing all valid financing statements and other documents or instruments on file against Borrowers and each other Loan Party;

(k)    Litigation, Etc. Evidence satisfactory to the Administrative Agent that there is no material Litigation, bankruptcy proceedings, or investigations pending or, to the knowledge of Borrowers, threatened against Borrowers which have not been disclosed to Administrative Agent in writing;

(l)    Material Adverse Effect. Since September 30, 2024, there has occurred no Material Adverse Effect;

(m)    Fees and Expenses. Payment by Borrowers of all fees due to the Administrative Agent (whether for its own account or for the account of the Lenders) and evidence that the costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent have been paid in full by Borrowers;

(n)    Patriot Act, KYC, and AML. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (or such later date as may be approved by Administrative Agent), all documentation and other information (including, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Borrower) in respect of Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulations, that has been reasonably requested in writing by the Lenders prior to the Closing Date; provided that, in the case of a Beneficial Ownership Certification, upon the request of the Administrative Agent, the applicable Loan Party shall return such completed Beneficial Ownership Certification directly to the requesting Lender;

(o)    Filings, Registrations and Recordings. Each Security Document and any other document (including any UCC financing statement) required by any Security Document or under any applicable Law, or reasonably requested by Administrative Agent, to be filed, registered or recorded in order to create in favor of Administrative Agent (for the benefit of the Lenders) a perfected first-priority Lien (subject to Permitted Liens) on the Collateral described therein, shall be in proper form for filing, registration or recordation, as applicable, and all recordation and filing fees and mortgage taxes shall have been paid (or arrangements satisfactory to Administrative Agent for the payment thereof shall have been made), in each case, in connection with such filings, registrations and recordations; and

(p)    Other. Such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent.

6.2    Conditions to All Credit Extensions. The obligation of Revolving Lenders to make any Revolving Loan, and of the LC Issuer to make any LC Credit Extension (including the initial Revolving Loan and the initial LC) is subject to (a) receipt by Administrative Agent, of the items required by Section 2.2 and Section 2.4, as applicable, (b) all of the representations and warranties contained in Article 7 hereof and the other Loan Documents being true and correct in all material respects (except for any such representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects) on and as of the date of such Credit Extension, with the same force and effect as if such representations and warranties had been made on and as of such date (except to the extent any such representation and warranty specifically relates to an earlier date in which case such representation and warranty shall have been true and correct as of such earlier date, (c) no Material Adverse Event has occurred, (d) no Default or Potential Default has occurred and is continuing, and (e) at the time of and after giving effect to any such Credit Extension, the Consolidated Cash Balance shall not exceed $10,000,000. Each Borrowing Request and LC Application delivered to Administrative Agent constitutes a representation and warranty by Borrowers that the conditions in this Section 6.2 have each been satisfied.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent, the LC Issuer, and Lenders to enter into this Agreement, each Loan Party represents and warrants to Administrative Agent, the LC Issuer, and Lenders that:

7.1    Existence and Power. Each Loan Party (a) is duly organized, validly existing, and in good standing under the applicable Laws of the jurisdiction in which it is organized, (b) is qualified to do business and is in good standing in all jurisdictions where such qualification is necessary to conduct its business (except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect), (c) has all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights, to conduct its business (except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect), (d) has the necessary corporate, company, or partnership authority to own its assets and conduct its business; and (e) has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

7.2    Authorization and No Conflicts. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and each Loan Party’s performance of its obligations under the Loan Documents, (a) have been duly authorized by such Loan Party, (b) do not violate any of its Organizational Documents, (c) do not violate in any material respect any Law or Material Agreement by which such Loan Party is bound, (d) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and (e) will not result in the creation or imposition of any Lien on any of its assets or any of its Subsidiaries, except those in favor of Administrative Agent.

7.3    Enforceability.

(a)    Each Loan Document has been duly executed and delivered to Administrative Agent by each Loan Party which is a party to it, and each such Loan Document constitutes a legal, valid, and binding obligation of each Loan Party that is a party thereto and is enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws, other laws of general application relating to the enforcement of creditors’ rights, and general principles of equity.

(b)    The Liens granted to the Administrative Agent (for the benefit of the Secured Parties) are valid first priority liens and security interests in the Collateral (subject to Permitted Liens), and each has been perfected in accordance with applicable Law to the extent required by the terms of the Loan Documents.

7.4    Subsidiaries.

(a)    For each Company, Schedule 7.4 sets out such Person’s name, address, U.S. taxpayer identification number, entity type and jurisdiction of organization, the amount of issued and outstanding Equity Interests of such Person (if applicable), and (except for Geospace) the names of the owners of its Equity Interests.

(b)    Except as set out on Schedule 7.4, (i) each Company owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in said Schedule in accordance with such Person’s Organizational Documents, (ii) all of the issued and outstanding Equity Interests of each such Person is validly issued, fully paid, and nonassessable, and (iii) there are no outstanding options, warrants or other rights with respect to such Person’s rights in such Equity Interests, other than those listed on Schedule 7.4.

(c)    There are no restrictions on the right or ability of any Loan Party’s Subsidiaries to pay dividends or make Distributions to such Loan Party or any other Company except as contemplated by this Agreement and the other Loan Documents.

7.5    Debt. No Company has any Debt except Permitted Debt.

7.6    Liens. No Lien exists on any asset of any Company, other than Permitted Liens.

7.7    Ownership of Assets. Each Loan Party has (a) indefeasible title to the real property it owns in fee simple, (b) a vested leasehold interest in all of its leased property, and (c) good title to its personal property, except, in each case, for (i) defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes, and (ii) Permitted Liens.

7.8    Intellectual Property. Each Company owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and its use thereof does not infringe on the rights of any Person (and, to the knowledge of Geospace, no claim of infringement has been threatened in writing), other than infringements or claims which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

7.9    Place of Business. Schedule 7.9 sets out, as of the Closing Date, (a) the location of each Loan Party’s place of business or chief executive office, (b) the location of all of the inventory, equipment or goods for each Loan Party (other than (i) goods on consignment, in transit, or in the possession of a Person under the terms of a contract with a Loan Party or (ii) goods that are being repaired, serviced, equipped or refurbished, goods that are being temporarily warehoused for a period of up to thirty (30) days or goods that are being used at a customer’s site in the ordinary course of business), and (c) all of the real property owned or leased by each Loan Party. The books and records of each Loan Party are located at its place of business or chief executive office.

7.10   Financial Information.

(a)    No written report, financial statement, certificate or other information furnished by or on behalf of any Company to Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections by their nature are subject to uncertainties and contingencies, many of which are beyond the control of the Companies, that no assurances can be given that such projections will be realized, and that actual results may differ in a significant manner from such projections). Since the date of the financial statement most recently provided to Administrative Agent pursuant to Section 8.1(a), no Material Adverse Event has occurred.

(b)    There has been no Material Adverse Event since September 30, 2024.

7.11    Compliance with Laws. Each Company is in compliance with all Laws applicable to it or to its property except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.12    Material Agreements. As of the Closing Date, no Loan Party is a party to any Material Agreement or material Funded Debt agreement other than the Loan Documents and the Material Agreements or Funded Debt agreements on Schedule 7.12. No Loan Party is in violation of, or default under, any Material Agreement or Funded Debt obligation to which it is a party except where such violation or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.13    Litigation. Except as set forth in Schedule 7.13, for each Loan Party, there is no Litigation pending, or to any Loan Party’s knowledge, threatened in writing, involving any Loan Party which (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, arbitration awards or unpaid settlement agreements against any Loan Party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.14    Taxes. All income and other material tax returns of each Company required to be filed have been timely filed (or extensions have been granted) and all income and other material Taxes imposed upon any Company that are due and payable have been paid before delinquency, other than (a) taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP, or (b) the failure to pay ad valorem, property, franchise, or similar Taxes or levies that do not materially affect any Company’s operations if such Company has not received notice of such failure from the applicable Governmental Authority. Except as disclosed on Schedule 7.14, no Borrower knows of any pending investigation of any Company by any Governmental Authority in respect of any material amount of Taxes or tax liability.

7.15    Environmental Matters. Each Company and its properties are in compliance with all applicable Environmental Laws and no Company is subject to any liability or obligation for remedial action thereunder, except, in each case, to the extent that the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority of any Company, or any of their respective properties pertaining to any Hazardous Material that could reasonably be expected to result in a Material Adverse Event. Except in the ordinary course of business and in compliance with all Environmental Laws, (a) there are no Hazardous Materials located on or under any of the properties of any Company that could reasonably be expected to result in a Material Adverse Event, and (b) no Company has caused or permitted any Hazardous Material to be disposed of on or under or Released from any of its properties that could reasonably be expected to have a Material Adverse Effect. Each Subsidiary of a Company has obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws, except where failure to so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16    Insurance. The Companies maintain the insurance required under Section 8.6.

7.17    Margin Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Credit Extension will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

7.18    Trade Names. Each Loan Party is in compliance in all material respects with all applicable trade name or “d/b/a” statutes in each state in which such Loan Party does business and except as disclosed on Schedule 7.18, no Loan Party has used or transacted business under any other corporate name, d/b/a, or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Loan Party has merged or consolidated, or from which any Loan Party has acquired all or a substantial portion of such Person’s assets).

7.19    Transactions with Affiliates. Except as disclosed on Schedule 7.19, no Loan Party is a party to an agreement or transaction with any of its Affiliates other than transactions permitted by Section 9.10.

7.20    ERISA. Each Company has complied in all material respects with all Pension Funding Rules and all other applicable and material requirements of ERISA and the Tax Code, and there are no existing conditions that would reasonably be expected to give rise to material liability thereunder. No ERISA Event exists which is reasonably expected to give rise to a material liability to the Companies. No Company is (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Tax Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Tax Code, or (iv) a “governmental plan” within the meaning of ERISA.

7.21    Collective Bargaining Agreements and Labor Matters. There are no collective bargaining agreements covering the employees of any Company. There is not pending, nor (to the knowledge of any Borrower) is there threatened in writing, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.22    Investment Company Act. No Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.23    Anti-Corruption Laws and Sanctions. Each Company has implemented and maintains in effect policies and procedures designed to ensure compliance by such Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Company and its Subsidiaries and, to the knowledge of such Company, their respective directors, managers, officers and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Company being designated as a Sanctioned Person. None of (a) any Company, any Subsidiary or any of their respective directors, managers, officers or employees, or (b) to the knowledge of any such Company or Subsidiary, any agent of such Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

7.24    Patriot Act. No Company (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. Each Loan Party and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

7.25    Solvency. The Companies, on a consolidated basis, are Solvent, the Companies’ assets, on a consolidated basis, exceed their liabilities, and Borrowers will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

7.26    No Restrictive Agreement. No Loan Party is a party to any Restrictive Agreement, except for the Loan Documents.

ARTICLE 8

AFFIRMATIVE COVENANTS

So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Termination Date, each Loan Party covenants and agrees as follows:

8.1    Reporting Requirements. The Loan Parties will deliver to Administrative Agent and Lenders:

(a)    Annual Financial Statements. No later than 120 days after the last day of each fiscal year of the Companies, the audited balance sheet and related statements of income, retained earnings, and cash flows of the Companies, showing the consolidated and consolidating financial condition and results of operations of the Companies as of the end of and for such fiscal year, in each case setting out in comparative form the figures for the previous fiscal year, all reported on by a firm of independent certified public accountants of recognized national or regional standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or any statement that “substantial doubt” exists as to the ability of any Company to operate as a going concern, other than any such qualification or statement resulting solely from the maturity of the Obligations within one year after the date of such report) and accompanied by a report from such independent certified public accountants confirming that such consolidated financial statements were prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies.

(b)    Interim Financial Statements. Promptly after preparation, and no later than 60 days after the last day of each March, June, and December the unaudited balance sheet and related statements of income, retained earnings, and cash flows of the Companies, showing the consolidated and consolidating financial condition and results of operations of the Companies as of the end of and for such period and the then-elapsed portion of the fiscal year, in each case setting out in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of Borrower Representative as presenting fairly in all material respects the financial condition and result of operations of the Companies on a consolidated (or, in the case of consolidating statements, individual) basis in accordance with GAAP consistently applied.

(c)    Compliance Certificates. Concurrently with the delivery of the financial statements under Sections 8.1(a) or (b) above, a Compliance Certificate with respect to such financial statements setting out reasonably detailed calculations of the then applicable Financial Covenants (and demonstrating compliance with such Financial Covenants) under this Agreement and certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect to such Default.

(d)    Annual Financial Projections. Promptly after preparation, and no later than 90 days after the last day of each fiscal year of Borrowers, beginning with the fiscal year ending September 30, 2025, a budget and financial projections, including consolidated balance sheet and related statements of income, retained earnings, and cash flows, in Acceptable Form for the Companies for the immediately following fiscal year.

(e)    Notice of Litigation, Defaults, and Other Material Events. Notice, promptly after any Company receives written notice of, or otherwise obtains actual knowledge of, (i) the institution of any Litigation involving any Company for which the monetary amount at issue is greater than $1,000,000, individually, or $2,500,000 in the aggregate, (ii) the institution of any Litigation involving any Company which seeks equitable or injunctive relief, (iii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Company, or any Guarantor which would reasonably be expected to result in a Material Adverse Effect, (iv) any substantial dispute with any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect, (v) the occurrence of any event any Material Adverse Effect, (vi) the occurrence of any event of default under any Material Debt, (vii) any material change in respect of any Collateral or any Default by any Loan Party in respect of any Collateral, (viii) any claim, action or proceeding challenging a Lien granted by a Loan Party to Administrative Agent or affecting title to all or any material portion of the Collateral, or (ix) a Default specifying the nature thereof and what action each Company has taken, is taking, or proposes to take.

(f)    Notice of Changes. At least 10 days’ prior written notice (or such shorter period as may be approved by Administrative Agent in writing) on or before the occurrence of (i) any proposed relocation of any Loan Party’s chief executive office or principal place of business (except in an emergency situation, in which case Borrower Representative shall give notice as soon as practicable after such relocation), (ii) any proposed relocation of the place where a Loan Party’s books and records are kept, (iii) a change of any Loan Party’s name, Organizational Documents, jurisdiction of organization, or type of organizational structure, (iv) any proposed relocation of any of the books and records of the Loan Party or any goods with a value in excess of $150,000, individually, or $500,000 in the aggregate (other than with respect to goods in transit, temporary warehousing for up to 30 days, goods that are being repaired, serviced, equipped or refurbished, goods that are being used at a customer’s site in the ordinary course of business, sales of inventory in the ordinary course of business, or the sale of other Collateral to the extent permitted by this Agreement) to a location other than those set out on Schedule 7.9, and (v) any acquisition, Division, or creation of a Subsidiary by any Company, or that any Person has become a Subsidiary of any Loan Party. Nothing in this Section 8.1(f) shall be construed as permitting the acquisition, Division, or creation of a Subsidiary that is otherwise prohibited by this Agreement.

(g)    Beneficial Ownership. Prompt notification (i) of any change in the direct or indirect ownership interests in any Loan Party as reported in the Beneficial Ownership Certification or other similar certification provided to Administrative Agent on or prior to the Closing Date (the “Closing Certification”), and (ii) if the Person or Persons with significant managerial responsibility identified in the Closing Certification cease to have that responsibility or if the information reported about any such Person changes. Each Borrower hereby agrees to provide such information and documentation as any Lender may reasonably request in order to confirm or update the continued accuracy of the information provided in connection with the Closing Certification, any other Beneficial Ownership Certification delivered in connection herewith, and any updates or supplements to any of the foregoing.

(h)    General Information. Promptly, upon reasonable request by the Administrative Agent, such other information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Companies.

8.2    Keeping Books and Records. The Loan Parties will maintain, and will cause each other Company to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

8.3    Inspection; Collateral Examinations. The Loan Parties will permit, and will cause each Company to:

(a)    at any reasonable time upon reasonable advance notice (unless a Default has occurred and is continuing, in which case no such advance notice shall be required) and during the applicable Company’s normal business hours, permit representatives of Administrative Agent and any Lender (which, in the case of any Lender (other than Administrative Agent), shall be at such Lender’s expense unless a Default has occurred and is continuing) to examine and make copies of the books and records of, and visit and inspect the properties or assets of the Companies and to discuss the business, operations, and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants;

(b)    if requested by Administrative Agent, at any reasonable time and from time to time, permit representatives of Administrative Agent to conduct Collateral Examinations at the Companies’ expense once during each fiscal year within 30 days prior to each anniversary of the Closing Date (or such other date during such year as may be elected by the Administrative Agent in its Permitted Discretion), provided that, if a Default has occurred and is continuing, if Administrative Agent or any Lender is so required by applicable Laws, or pursuant to regulatory requirements, or if market conditions have changed materially (as determined by the Administrative Agent in its Permitted Discretion), Administrative Agent may request and conduct additional Collateral Examinations at the Companies’ expense; and

(c)    if requested by Administrative Agent, obtain appraisals, at the Companies’ expense, of the Companies’ inventory and equipment once during each fiscal year within 30 days prior to each anniversary of the Closing Date (or such other date during such year as may be elected by the Administrative Agent in its Permitted Discretion), provided that, if a Default has occurred and is continuing, if Administrative Agent or any Lender is so required by applicable Laws, or pursuant to regulatory requirements, or if market conditions have changed materially (as determined by the Administrative Agent in its Permitted Discretion), Administrative Agent may request and conduct additional Collateral Examinations at the Companies’ expense.

8.4    Maintenance of Existence, Assets and Business. Each Company will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing where failure to do so would reasonably be expected to have a Material Adverse Effect, (b) maintain all permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights necessary for its business where failure to do so would reasonably be expected to have a Material Adverse Effect, and (c) subject to Dispositions permitted under Section 9.4, keep all of its assets that are necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

8.5    Reserved.

8.6    Insurance. Each Loan Party will maintain, and will cause each other Company to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks, and with such deductibles, as in each case are customarily maintained by companies engaged in the same or similar businesses, owning similar properties and operating in the same or similar locations. Without limiting the foregoing, such insurance shall include (a) cover damage to the tangible property comprising the Collateral (including loss of use and occupancy), and must be for the full replacement cost of the Collateral, (b) include flood insurance coverage with respect to any real property that is at any time located in an identified “flood prone area” in which flood insurance has been made available pursuant to the Flood Disaster Protection Act of 1973, (c) include commercial general liability insurance (including coverage for premises/operations liability, explosion, collapse and underground hazards liability, personal injury liability, and workers’ compensation), (d) include umbrella/excess liability coverage in excess of commercial general liability insurance, (e) cover such other risks as are usually insured against by Persons engaged in business similar to the Companies’ businesses, (f) for any casualty policies, name Administrative Agent as a mortgagee and lender loss payee and include a lender’s loss payable endorsement in favor of Administrative Agent in Acceptable Form, (g) for any liability policies, name Administrative Agent as an additional insured and include an additional insured endorsement in favor of Administrative Agent, (h) include a waiver of subrogation, (i) be primary and non-contributory, and (j) provide for at least thirty (30) days’ (or, in the case of non-payment of any premium, ten (10) days’) prior notice to Administrative Agent of any cancellation thereof. Upon Administrative Agent’s request, each Company shall deliver to Administrative Agent a copy of each insurance policy, or, if permitted by Administrative Agent, a certificate of insurance listing all insurance in force. If any Company or any other Loan Party fails to maintain the required insurance, Administrative Agent may arrange for the insurance to be issued at the Companies’ cost and expense.

8.7    Compliance with Laws. Each Company will comply, and will cause each other Loan Party to comply, with all Laws applicable to it or its property, except in such instances in which the failure to comply could not reasonably be expected to result in a Material Adverse Event.

8.8    Compliance with Agreements. Each Loan Party will comply, and will cause each other Company to comply, with all Material Agreements and all agreements relating to Funded Debt of any Loan Party or any other Company, except to the extent failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Event.

8.9    Payment of Taxes. Each Loan Party will pay or discharge, and will cause each other Company to pay or discharge, at or before maturity or before becoming delinquent, all income and other material Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, provided that, no Company shall be required to pay or discharge any Taxes or other governmental charges which are being contested in good faith by appropriate proceedings diligently pursued, if (a) no Lien has been filed of record with respect to such Taxes or charge (except to the extent the enforcement of any such Lien or charge has been stayed), (b) no Collateral or any portion thereof or interest therein is in imminent danger of, or subject to, any sale, involuntary disposition, forfeiture or loss by reason of the contest of such Taxes or charge (except to the extent any such action or proceeding has been stayed), and (c) such Company has set aside on its books adequate reserves against such Taxes or charge.

8.10    Payment of Obligations. Each Borrower unconditionally and irrevocably covenants that it will promptly pay the principal of, interest on and any other amount due on the Notes and the other Obligations (in the amounts, on the dates subject to applicable grace periods) and in the manner provided herein, in the Notes, and each other document evidencing the Obligations.

8.11    Lien Claims. Each Loan Party will pay or discharge, and will cause each other Company to pay or discharge, at or before maturity or before becoming delinquent all lawful claims for labor, material, and supplies, which, if unpaid, would become a valid Lien upon any material portion of its property; provided that, no Company shall be required to pay or discharge any such claims which are being contested in good faith by appropriate proceedings diligently pursued, if (a) no Lien has been filed of record with respect to such Taxes or charge (except to the extent the enforcement of any such Lien or charge has been stayed), (b) no Collateral or any portion thereof or interest therein is in imminent danger of, or subject to, any sale, involuntary disposition, forfeiture or loss by reason of the contest of such Taxes or charge (except to the extent any such action or proceeding has been stayed), and (c) such Company has set aside on its books adequate reserves against such claims.

8.12    ERISA. Each Company will comply, and will cause each other Loan Party to comply, with all Pension Funding Rules, and all other material requirements, of ERISA and the Tax Code, if applicable, so as not to give rise to any ERISA Event which is reasonably expected to result in a material liability to the Companies, and shall, if an ERISA Event occurs, promptly pay the amount of the applicable liability.

8.13    Conduct Business. Each Company will continue to engage in the primary business conducted by such Company as of the Closing Date and will not engage in any line of business materially different from those lines of business conducted by the Companies on the Closing Date or any business reasonably related or incidental thereto.

8.14    Banking Relationship. Each Loan Party shall establish and maintain its primary domestic banking depository and disbursement relationships with Administrative Agent.

8.15    Proceeds. Each Borrower will use the proceeds of the Revolving Credit Facility for working capital, to issue LCs, to pay fees and expenses incurred in connection with the Transactions, and for other general corporate purposes.

8.16    Preserve Collateral. In the event any claim is asserted in respect of any Collateral (other than Permitted Liens) or Administrative Agent’s Lien on such Collateral, the applicable Company shall appear in and defend any such action or proceeding at Borrowers’ reasonable expense. In the event of any Default by any Company or any other party under or in connection with any material portion of the Collateral, the Companies will immediately use commercially reasonable efforts to remedy the same or immediately demand that the same be remedied.

8.17    Further Assurances. Each Loan Party will, and will cause each other Company to, promptly upon the request of Administrative Agent, (a) execute and deliver such documents and instruments as may be necessary to correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry our more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interest (in each case, that constitute Collateral) to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness, and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and the Lenders the rights granted or hereafter intended to be granted to the Administrative Agent and the Lenders under any Loan Documents or under any other instrument executed in connection with the Loan Documents to which any Loan Party is or is to be a party. Because each Company agrees that Administrative Agent’s remedies at Law for failure of Borrowers to comply with the provisions of this Section 8.16 would be inadequate and that failure would not be adequately compensable in damages, each Company agrees that the covenants of this Section 8.16 may be specifically enforced.

8.18    Post-Closing Covenants.

(a)    Not later than thirty (30) days after the Closing Date (or such later date as may be approved in writing by Administrative Agent in its Permitted Discretion), Borrowers shall use commercially reasonable efforts to comply with Section 5.5 with respect to all real property leased by any Loan Party as of the Closing Date for which Borrowers have not previously delivered a Collateral Agreement in connection with this Agreement.

(b)    Not later than thirty (30) days after the Closing Date (or such later date as may be approved in writing by Administrative Agent in its Permitted Discretion), Borrowers shall deliver to Administrative Agent the original certificate evidencing all of the Equity Interests issued by GeoVox.

ARTICLE 9

NEGATIVE COVENANTS

So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Termination Date, each Loan Party covenants and agrees as follows:

9.1    Debt. No Loan Party may, and no Loan Party may permit any Subsidiary to, create, incur, assume, guarantee, or permit any Debt except Permitted Debt.

9.2    Limitation on Liens. No Loan Party may, and no Loan Party may permit any Subsidiary to, create, incur, or permit any Lien upon any of its assets, except Permitted Liens.

9.3    Fundamental Changes. No Loan Party may, and no Loan Party may permit any Subsidiary to, (whether in one transaction or a series of transactions) (a) except for Permitted Acquisitions, acquire all or any substantial portion of the Equity Interests issued by any other Person, (b) except for Permitted Acquisitions, acquire all or any substantial portion of the assets of any other Person or a line of business of another Person, (c) merge, combine, Divide, or consolidate with any other Person, (d) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), (e) suspend operations, except in the case where the suspension of operations of a Subsidiary would not reasonably be expected to result in a Material Adverse Effect, or (f) create, divide, or acquire any Subsidiaries, other than the creation of Subsidiaries in accordance with Article 5; provided that, transactions described in (i) clauses (a), (b), or (c) between or among Companies shall be permitted so long as (A) if a Loan Party is a party to such transaction, a Loan Party is the survivor of such transaction and (B) if a Borrower is a party to such transaction, a Borrower is the survivor of such transaction, and (ii) clause (d) shall be permitted with respect to Subsidiaries (other than Borrowers) so long any such Subsidiary’s assets are transferred to a Borrower.

9.4    Disposition of Assets. No Loan Party may, and no Loan Party may permit any Subsidiary to, (whether in one transaction or a series of transactions) make any Disposition, or enter into any agreement to make any Disposition, other than (a) Dispositions of assets in the ordinary course of business which are obsolete or worn out, are no longer used in such Company’s business, or which such Company has determined are no longer needed to operate its business, (b) the Disposition of delinquent accounts in the ordinary course of business for purposes of collection, (c) Dispositions of inventory in the ordinary course of business, (d) Dispositions of property by any Company to another Loan Party or wholly owned Subsidiary, provided that, (i) if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party and must timely comply with Section 5, and (ii) if a Borrower is a party to any such transaction, a Borrower shall be the transferee of such assets, (e) leases, sub-leases, licenses and sub-licenses in the ordinary course of business, (f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding, provided that, any proceeds therefrom shall be subject to Section 3.3(c), (g) any transaction permitted under Section 9.3, Section 9.5, or Section 9.6, (h) the Disposition of Cash Equivalents in the ordinary course of business for fair market value, and (i) other Dispositions of assets so long as the aggregate fair market value of all assets disposed of pursuant to this Section 9.4(i) does not exceed $1,000,000 in any fiscal year.

9.5    Restricted Payments. No Loan Party may, and no Loan Party may permit any Subsidiary to, make any Restricted Payment other than (a) Distributions made by a Company wholly in the form of its Equity Interests, (b) Distributions (i) to a Loan Party or (ii) by a Subsidiary of a Loan Party to another Subsidiary of a Loan Party; provided that, no Distributions pursuant to this clause (b) may be made by (A) Loan Parties to Companies that are not Loan Parties or (B) Borrowers except to other Borrowers, (c) Restricted Payments permitted under Section 9.14, and (d) cash Distributions not otherwise permitted hereunder that are made by Geospace to the owners of its Equity Interests, provided that, with respect to any Distribution pursuant to this clause (d), (i) Borrowers have delivered a Compliance Certificate to Administrative Agent giving pro forma effect to such Distribution and the funding of any Loans to be made in connection therewith and (ii) at the time of and immediately after giving pro forma effect to any such Distribution and the funding of any Loans to be made in connection therewith, no Default has occurred and is continuing or will result therefrom.

9.6    Investments. No Company may make any advance, loan or extension of credit to any Person (including any employee, officer, manager, or director of any Company) or any Investment in, or purchase or commit to purchase any Equity Interests in, any Person, other than Permitted Investments.

9.7    Compliance with Environmental Laws. No Loan Party may, and no Loan Party will permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, except in the ordinary course of business and in compliance with all Environmental Laws, or (b) generate any Hazardous Material in violation of any Environmental Law, (c) conduct any activity which is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law, in each case, in any manner which would reasonably be expected to have a Material Adverse Effect.

9.8    Accounting. No Loan Party may make, and no Loan Party will permit any Subsidiary to make, any change in accounting treatment or reporting practices, except as required or permitted by GAAP. As of the Closing Date the fiscal year end of the Companies is September 30. No Loan Party may, and no Loan Party will permit any Subsidiary to, change its fiscal year end from September 30.

9.9    Change of Business. No Loan Party may enter into, and no Loan Party will permit any Subsidiary to enter into, any type of business which is materially different from the business in which such Loan Party or Subsidiary is engaged as of the Closing Date or businesses reasonably related or incidental thereto.

9.10    Transactions with Affiliates. Except as disclosed on Schedule 7.19, no Loan Party will enter into or permit to exist, and no Loan Party will permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates other than (a) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could be entitled to in an arm’s-length transaction with a Person that was not its Affiliate and (b) the Restricted Payments made, and the other transactions undertaken in accordance with Section 9.5, Section 9.6 or Section 9.14.

9.11    Hedge Agreements. No Loan Party will enter into any Hedge Agreement other than Hedge Agreements (a) with a Secured Hedge Provider, and (b) entered into solely for interest rate hedging in the ordinary course of business and not for speculative purposes. No Company that is not a Loan Party will be party to a Hedge Agreement.

9.12    Compliance with Government Regulations. No Loan Party will, and no Loan Party will permit any Subsidiary to, (a) at any time be in violation of any Law if such Loan Party’s violation of such Law would result in (i) any Lender being prohibited from making any Credit Extension to any Loan Party, (ii) any limitation on the ability of any Lender to make a Credit Extension to any Loan Party, or (iii) any Lender being prohibited from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Administrative Agent or any Lender at any time to enable Administrative Agent or such Lender to verify such Loan Party’s identity or to comply with any applicable Law, including Section 326 of the Patriot Act.

9.13    Organizational Documents. No Loan Party may, and no Loan Party may permit any Subsidiary to, modify, repeal, replace or amend any provision of its Organizational Documents in any manner, other than modifications that could not reasonably be expected to be materially adverse to the interests of the Lenders. If as of the Closing Date a Loan Party has not “opted in” to Article 8 of the applicable UCC and thereby elected to have its Equity Interests treated as securities for purposes of the applicable UCC, such Loan Party may not “opt in” to Article 8 of the applicable UCC without the prior written consent of Required Lenders.

9.14    Prepayment and Payment of Subordinated Debt. No Loan Party may, and no Loan Party may permit any Subsidiary to, prepay, repay, repurchase, redeem or defease all or any portion of any Subordinated Debt except in accordance with this Agreement and the applicable Subordination Agreement.

9.15    Restrictive Agreement. No Loan Party may, and no Loan Party may permit any Subsidiary to, enter into any Restrictive Agreement.

9.16    Amendment of Material Agreements or Subordinated Debt. No Loan Party may, and no Loan Party may permit any Subsidiary to, modify, repeal, replace or amend any provision of any Material Agreement or Subordinated Debt in any manner, other than modifications that could not reasonably be expected to be materially adverse to the Lenders.

9.17    Restriction on Use of Proceeds. Borrowers shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Debt originally incurred for such purpose, (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law, or (c) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as Administrative Agent, arranger, LC Issuer, Lender, underwriter, advisor, investor, or otherwise).

ARTICLE 10

FINANCIAL COVENANTS

So long as Lenders are committed to make any Credit Extension under this Agreement, and thereafter until the Termination Date, each Loan Party covenants and agrees as follows:

10.1    Interest Coverage Ratio. Except as otherwise provided below in this Section 10.1, the Interest Coverage Ratio may not at any time be less than 1.50 to 1.00. The covenant set forth in this Section 10.1 shall be calculated and tested as of the last day of each Rolling Period, commencing September 30, 2025; provided that, unless (a) the LC Exposure is greater than $1,000,000, or (b) the Revolving Principal Amount is greater than $0.00, as of any such day, then such covenant set forth in this Section 10.1 shall not be calculated or tested.

10.2    Minimum Tangible Net Worth. Tangible Net Worth may not at any time be less than $85,000,000. The covenant set forth in this Section 10.2 shall be calculated and tested as of the last day of each Rolling Period, commencing September 30, 2025.

10.3    Minimum Liquidity. Liquidity may not at any time be less than $10,000,000. The covenant set forth in this Section 10.3 shall be calculated and tested as of the last day of each Rolling Period, commencing September 30, 2025.

10.4    Minimum Asset Coverage Ratio. The Asset Coverage Ratio may not at any time be less than 2.00 to 1.00. The covenant set forth in this Section 10.4 shall be calculated and tested as of the last day of each Rolling Period, commencing September 30, 2025.

ARTICLE 11

DEFAULT

11.1    Default. The term “Default” means the occurrence of any one or more of the following events:

(a)    Default in Payment. Any Borrower shall fail to pay (i) any principal of or interest on the Obligations when due, (ii) any reimbursement obligation in respect of any LC, or (iii) any other amount due under this Agreement or any Loan Document when due and such failure under this clause (iii) shall continue unremedied for three (3) Business Days following written notice from Administrative Agent.

(b)    Breach of Covenants. Any Loan Party shall fail to perform, observe or comply with (i) any covenant, agreement or term contained in Sections 5.1, 5.5, 8.1, 8.4(a), 8.6 (with respect to existence of any Loan Party only), 8.6 (the first sentence thereof with respect to maintenance only), 8.14, 8.18, Article 9, or Article 10 of this Agreement or (ii) any covenant, agreement or term in this Agreement or any other Loan Document (other than Section 11.1(a) or the preceding clause (i)) and, with respect to this clause (ii), such failure shall continue unremedied for a period of 30 days.

(c)    Inaccuracy of Representations. Any representation or warranty made or deemed made by any Loan Party (or any of their respective officers) in this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or as of the date deemed to have been made.

(d)    Insolvency – Voluntary Proceedings. Any Loan Party shall (i) voluntarily commence any proceeding or file any petitions seeking liquidation, reorganization, or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.1(e) below, (iii) apply for or consent to an appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party for any substantial part of any of their respective assets, (iv) file an answer admitting a material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate or other action for the purpose of effecting any of the foregoing.

(e)    Insolvency – Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, or other relief in respect of any Loan Party, any of their respective debts, or a substantial part of their respective assets, under any Debtor Relief Law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party or for a substantial part of their respective assets, and, in each such case, such proceeding or petitions shall continue undismissed for sixty (60) days or an order or a decree approving or ordering any of the foregoing shall be entered.

(f)    Insolvency. Any Loan Party shall fail at any time to be Solvent or shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(g)    Judgments. There is entered against any Loan Party (i) a final non-appealable judgment or arbitration award for the payment of money in the amount exceeding $1,500,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage), or (ii) one or more non-monetary final non-appealable judgments that would reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed or is otherwise not paid in full by such Company within thirty (30) days after the entry of such final order or award.

(h)    Cross-Default.

(i)    Any Loan Party fails to pay when due (after any applicable grace period) any Debt (other than the Obligations or Subordinated Debt described in clause (h)(ii) below) which (individually or in the aggregate) exceeds $500,000, or any default has occurred and is continuing under any agreement which permits any Person to cause any Debt (other than the Obligations or Subordinated Debt described in clause (h)(ii) below) which (individually or in the aggregate) exceeds $500,000 to become due and payable by any Loan Party before its stated maturity.

(ii)    (A) Any Loan Party shall fail to pay when due any principal of or interest on any Subordinated Debt (other than as a result of the provisions of any applicable Subordination Agreement), (B) the maturity of all or any portion of any Subordinated Debt shall have been accelerated, or any Subordinated Debt shall have been required to be prepaid prior to the stated maturity thereof, or (C) an event of default or default (however therein described) occurs under any document evidencing or governing any Subordinated Debt and continues after the expiration of any applicable grace or cure periods provided for therein.

(iii)    (A) Any Loan Party breaches any provision of any Hedge Agreement with a Secured Hedge Provider and the breach is not cured or waived within any applicable grace period, or (B) any Hedge Agreement with a Secured Hedge Provider is terminated and the Hedge Termination Value, if payable by a Loan Party, is not paid within ten (10) Business Days.

(i)    Invalidity of Loan Documents. This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any of their respective owners, or any Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(j)    Change of Control. A Change of Control occurs.

(k)    LCs. The LC Issuer is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (i) a drawing has occurred under the LC and the applicable Loan Party has refused to reimburse the LC Issuer for payment or has otherwise not already Cash Collateralized such LC or (ii) the expiration date of the LC has occurred but the right of any beneficiary thereunder to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrowers have failed to Cash Collateralize the then existing LC Exposure.

11.2    Remedies Upon Default. If any Default shall occur and be continuing, Administrative Agent may, and, upon the direction of the Required Lenders, shall, do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrowers, (b) terminate the Revolving Commitments without notice to Borrower Representative, (c) foreclose or otherwise enforce any Lien granted to Administrative Agent to secure payment and performance of the Obligations, (d) demand payment from the Guarantors, and (e) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by any of the Loan Documents, by equity or otherwise; provided that upon the occurrence of a Default under Section 11.1(d) or Section 11.1(e), the Revolving Commitments shall automatically terminate, and the outstanding principal amount of the Loans, all accrued and unpaid interest thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrowers.

11.3    Cash Collateral. If any Default shall occur and be continuing, Borrowers shall, if requested by the Administrative Agent or the LC Issuer, immediately Cash Collateralize the LC Exposure as security for the Obligations.

11.4    Performance by Administrative Agent. If any Loan Party shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents beyond any applicable notice, grace or cure period, Administrative Agent, after the occurrence and during the continuance of a Default, may perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. In such event, the applicable Loan Party shall, at the request of Administrative Agent, promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

11.5    Application of Liquidation Proceeds. All monies received by Administrative Agent from the exercise of remedies under this Agreement or the Loan Documents shall, unless otherwise required by applicable Law, be applied in the following order: (a) first, to the payment of all fees, expenses, indemnities, and other amounts payable to the Administrative Agent, in its capacity as such, including in connection with the exercise of such rights and remedies, together with all reasonable costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses, (b) second, to the payment of all fees, expenses, indemnities and other amounts (other than principal, interest, reimbursement obligations, and LC fees) then due to the Lenders from the Borrowers (other than in connection with Bank Product Liabilities and Hedge Liabilities) until paid in full, (c) third, to the payment of all accrued and unpaid interest on the outstanding principal amount of the Obligations (including the remaining the Revolving Principal Amount, and Swingline Loans) (other than in connection with Bank Product Liabilities and Hedge Liabilities) on a ratable and pari passu basis until paid in full, (d) fourth, to the payment of all LC Disbursements until paid in full and to Cash Collateralize all outstanding LC Exposure, (e) fifth, to the payment of all interest, fees, and expenses with respect to Bank Product Liabilities and Hedge Liabilities (other than Excluded Hedge Liabilities) on a ratable and pari passu basis until paid in full, (f) sixth, to the payment of the outstanding principal amount of the Obligations (including the remaining Revolving Principal Amount, Swingline Loans, Bank Product Liabilities, and Hedge Liabilities (other than Excluded Hedge Liabilities)) on a ratable and pari passu basis until paid in full, (g) seventh, to the payment of any other Obligations on a ratable and pari passu basis until paid in full, and (h) finally, any remaining surplus, to Borrowers or to the Person lawfully entitled thereto. The provisions of this Section 11.5 shall govern and control over any conflicting provisions in this Agreement or any Loan Document.

ARTICLE 12

THE ADMINISTRATIVE AGENT

12.1    Appointment and Authority. Each of the Lenders, the Swingline Lender, and the LC Issuer hereby irrevocably appoints Woodforest National Bank to act on its behalf as the Administrative Agent under this Agreement and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender, and the LC Issuer, and neither Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2    Rights as a Lender. The Person serving as the Administrative Agent under this Agreement shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent under this Agreement in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent under this Agreement and without any duty to account therefor to the Lenders.

12.3    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set out in this Agreement and in the other Loan Documents, and its duties under this Agreement shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set out in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.8 and 11.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrower Representative, a Lender, the Swingline Lender, or the LC Issuer.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set out in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition under this Agreement to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender, or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender, or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender, or the LC Issuer prior to the making of such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.6    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the LC Issuer, and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower Representative (not to be unreasonably withheld, conditioned or delayed; provided that, such consent shall not be required if a Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank with an office in Houston, Texas. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Swingline Lender, and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set out above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower Representative and such Person remove such Person as Administrative Agent and, in consultation with Borrower Representative, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent on behalf of the Lenders, the Swingline Lender, or the LC Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swingline Lender, and the LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal under this Agreement and under the other Loan Documents, the provisions of this Article 12 and Section 14.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

12.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swingline Lender, and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swingline Lender, and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished under this Agreement or thereunder.

12.8    No Other Duties, Etc.

Anything in this Agreement to the contrary notwithstanding, no titles listed on the cover page hereof shall provide any Person with any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in such Person’s capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender, or the LC Issuer under this Agreement.

12.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a proof a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the LC Issuer, and the Administrative Agent under Sections 3.8 and 14.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender, and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender, and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.8 and 14.3.

12.10  Collateral and Guaranty Matters.

(a)    The Lenders, the Swingline Lender, and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)    to release any Lien granted to or held by Administrative Agent under any Loan Document (A) upon the Termination Date; (B) on property sold or to be sold or disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; or (C) subject to Section 14.8, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 12.10;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien on such property which secures Funded Debt;

(iii)    to negotiate and enter into Subordination Agreements and intercreditor agreements; and

(iv)    to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 12.10.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the LC Issuer or the Bank Product Providers for any failure to monitor or maintain any portion of the Collateral.

(c)    Credit Bidding.

(i)    The Administrative Agent, on behalf of itself and the Lenders, shall have the right, acting at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law.

(ii)    Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

12.11    Other Agents. No syndication agent, documentation agent, lead arranger, arranger, or bookrunner or similarly titled agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, and shall not be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any syndication agent, documentation agent, lead arranger, arranger, or bookrunner or similarly titled agent in deciding to enter into this Agreement.

12.12    Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender, LC Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party (any such Lender, LC Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, LC Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Lender, LC Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (1) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (2) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (3) that such Lender, LC Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) in the case of immediately preceding clauses (1) or (2), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (3)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, LC Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).

(c)    Each Lender, LC Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or LC Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or LC Issuer at any time, (i) such Lender or LC Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or LC Issuer shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning LC Issuer shall cease to be a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning LC Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or LC Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or LC Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or LC Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, LC Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, and the Termination Date.

12.13    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other lead arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments, or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other lead arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any other lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE 13

GUARANTY

13.1    Guaranty.

(a)    Each of the Guarantors hereby jointly and severally guarantees to each Lender, the LC Issuer, and each other holder of the Obligations as herein provided, as primary obligor and not as surety, the prompt and complete payment and performance of the Obligations when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)    Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

13.2    Obligations Unconditional. The obligations of the Guarantors under Section 13.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other Guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense (other than the defense of payment in full) of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Loan Party for amounts paid under this Article 13 until such time as the Obligations have been paid in full (other than contingent indemnification obligations under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents and for which no claim has been made as of the date of determination) and the Commitments have expired or have irrevocably terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable Laws, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other Guarantee of, or security for, any of the Obligations.

13.3    Reinstatement. The obligations of each Guarantor under this Article 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Laws or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Laws.

13.4    Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 13.2 and through the exercise of rights of contribution pursuant to Section 13.6.

13.5    Remedies. The Guarantors agree that, to the fullest extent permitted by applicable Laws, as between the Guarantors, on the one hand, and Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 11.2) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition under any Debtor Relief Laws (or other applicable Laws) preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration in accordance with the terms of the Loan Documents (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person as a result of any such stay, injunction or prohibition) shall forthwith become due and payable by the Guarantors for purposes of Section 13.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

13.6    Rights of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 13.6 shall be subordinate and subject in right of payment to the Obligations until after the Termination Date, and none of the Guarantors shall exercise any right or remedy (whether under this Section 13.6 or otherwise) against any other Guarantor until after the Termination Date. For purposes of this Section 13.6, (a) the term “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) the term “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided that, for purposes of calculating the Ratable Share of each Guarantor in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) the term “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

13.7    Guarantee of Payment; Continuing Guarantee. The Guaranty in this Article 13 is a Guarantee of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

13.8    Keepwell. If a Loan Party is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, such Loan Party hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Hedge Liabilities owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Hedge Liabilities (provided that, each Qualified ECP Loan Party shall only be liable under this Section 13.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.8, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including fraudulent conveyance or fraudulent transfer laws, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 13.8 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 13.8 constitute, and this Section 13.8 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 14

MISCELLANEOUS

14.1    Notices.

(a)      Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, with respect to the Loan Parties and the Administrative Agent, Swingline Lender, or LC Issuer, to the address set forth on Schedule 14.1 and if to a Lender, to it at its address (or e-mail address) set out in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in Section 14.1(b) below, shall be effective as provided in said Section 14.1(b).

(b)      Electronic Communications.

(i)    Notices and other communications to the Lenders, the Swingline Lender, and the LC Issuer under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender, or the LC Issuer pursuant to Article 2 if such Lender, the Swingline Lender, or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower Representative may, in its discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)      Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications under this Agreement by notice to the other parties to this Agreement.

(d)      Platform.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the LC Issuer, the Swingline Lender, and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, DebtX, or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent of any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer by means of electronic communications pursuant to this Section, including through the Platform.

14.2    No Deemed Waiver; Cumulative Remedies. No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement, nor any abandonment or discontinuation of steps to enforce any right, power, or privilege under this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

14.3    Expenses; Indemnity; Damage Waiver; Costs and Expenses. Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with (A) the syndication of the Revolving Credit Facility, and (B) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any LC or any demand for payment thereunder, and (iii) all documented out of pocket expenses incurred by the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, any Lender or the LC Issuer), and shall pay all reasonable fees, charges and disbursements for attorneys who may be employees of the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or LCs issued under this Agreement, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or LCs. In addition, each Borrower agrees to pay on demand (1) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest contemplated by any Security Document or any other document referred to therein (2) except as otherwise provided in Section 8.3, all costs and expenses incurred in connection with inspections, Collateral Examinations, or monitoring in connection with the Loan Documents, and (3) all costs, expenses, and other charges in respect of insurance, flood insurance, title insurance, surveys, appraisals, lien searches, other due diligence, or notary fees procured with respect to Liens created pursuant to deeds of trust or mortgages or the other Security Documents. This Section 14.3 shall not apply with respect to Taxes, and the payment and reimbursement of Taxes shall be governed by Section 4.1.

(A)  INDEMNIFICATION BY BORROWERS. BORROWERS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE LC ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY OUTSIDE COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL REASONABLE FEES, CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING ANY BORROWER OR ANY OTHER LOAN PARTY) OTHER THAN SUCH INDEMNITEE AND ITS RELATED PARTIES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LC OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE LC ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LC IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LC), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWERS OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWERS OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWERS OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) RESULT FROM A CLAIM BROUGHT BY BORROWERS OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT, IF BORROWERS OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NON-APPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (C) OR RESULT FROM A CLAIM NOT INVOLVING AN ACT OR OMISSION OF THE LOAN PARTIES AND THAT IS BROUGHT BY AN INDEMNITEE AGAINST ANOTHER INDEMNITEE (OTHER THAN AGAINST THE ARRANGER OR THE ADMINISTRATIVE AGENT IN THEIR CAPACITIES AS SUCH). THIS SECTION 14.3(a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b)    Reimbursement by Lenders. To the extent that any Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section 14.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the LC Issuer or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the LC Issuer or the Swingline Lender, in each case in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the LC Issuer in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 3.5(d). No Indemnitee referred to in this clause (b) above shall be liable for any damage arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)    Payments. All amounts due under this Section 14.3 shall be payable promptly and not later than five (5) days after demand therefor.

14.4       Survival. Each party’s obligations under this Article 14 shall survive the Termination Date.

14.5      GOVERNING LAW AND JURISDICTION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET OUT THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(a)    Jurisdiction. Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the LC Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Harris County, and of the U.S. District Court of the Southern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrowers or any other Loan Party or its properties in the courts of any jurisdiction; provided that, any proceeding relating to enforcement of rights or the realization of remedies in respect of any real property covered by a Mortgage, may be brought in the county and state in which the real property subject to such Mortgage is located.

(b)    Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 14.5(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d)    Litigation Priority. Each Borrower irrevocably waives, to the fullest extent permitted by applicable Law, any claim that any action or proceeding commenced by the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by Borrowers or any other Loan Party relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable Law, Borrowers shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by Borrowers.

14.6     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.7       Successors and Assigns.

(a)      Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an assignee in accordance with the provisions of Section 14.7(b), (ii) by way of participation in accordance with the provisions of Section 14.7(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.7(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)      Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 14.7(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 14.7(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 14.7(b)(i)(B) and, in addition:

(A)    the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) days after having received notice thereof and provided further, that Borrowers’ consent shall not be required during the primary syndication of the Revolving Credit Facility;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the LC Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower, any Affiliate of any Company, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender under this Agreement, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under this Agreement, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower Representative and the Administrative Agent, the applicable Commitment Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender, the LC Issuer, and each other Lender under this Agreement (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in LCs and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender under this Agreement shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.2 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party under this Agreement arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.7(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the U.S. a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower Representative or the Administrative Agent, sell participations to any Person (other than (i) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or (ii) Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrowers, the Administrative Agent, the LC Issuer, the Swingline Lender, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant and required the unanimous consent of the Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, and 4.5 (subject to the requirements and limitations therein, including the requirements under Section 4.1(a) (it being understood that the documentation required under Section 4.1(a) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.7(b); provided that, such Participant (A) agrees to be subject to the provisions of Section 4.7 as if it were an assignee under Section 14.7(b); and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower Representative’s request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 4.7 with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender; provided that, such Participant agrees to be subject to Section 3.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for such Lender as a party hereto.

14.8    Amendments, Consents, and Waivers.

(a)    Except as otherwise provided in Section 4.8, neither this Agreement nor any provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders, and acknowledged by the Administrative Agent, or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, and each such amendment, modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such agreement shall (i) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition set forth in Article 6 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby, provided that, only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest or fees in respect of LCs at the Default Rate, or (B) amend any Financial Covenant under Article 10 (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder or the amount of any mandatory prepayment hereunder, (iii) reduce the face amount of (or the amount which may be drawn upon) any LC or reduce the rate of interest thereon, or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan, Swingline Loan, or LC, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (for the avoidance of doubt, mandatory prepayments pursuant to Section 3.3 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders only), (v) alter the pro rata sharing of payments required under this Agreement or change Section 11.5, without the written consent of each Lender affected thereby, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights under this Agreement or make any determination or grant any consent under this Agreement, without the written consent of each Lender, (vii) release any Guarantor from its Guarantee under its Guaranty Agreement except as expressly provided in Section 12.10(a)(iv) or as expressly provided in the applicable Guaranty Agreement, or limit the liability of the Guarantors in respect of their Guaranty Agreement, without the written consent of each Lender, (viii) release all or substantially all of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, if such release is expressly permitted under this Agreement, (ix) waive any condition set forth in Article 6 without the written consent of each Lender, or (x) change Section 2.4(a) in a manner that would permit the expiration date of any LC to occur after the Revolving Credit Termination Date without the consent of each Lender; provided that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the LC Issuer, or the Swingline Lender under this Agreement without the prior written consent of the Administrative Agent, the LC Issuer, or the Swingline Lender, as the case may be, and (B) the Fee Letter may be amended, supplemented, or otherwise modified, and any terms or provisions therein waived, pursuant to a written agreement entered into by the parties thereto.

(b)    Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby the LC Issuer) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (ii) any amendment, waiver or consent requiring all of the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)    No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Required Lenders or each Lender, as applicable, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14.9      Limitation of Liability. Neither Administrative Agent, any Lender nor any affiliate, officer, director, employee, attorney, or agent of such Person shall have any liability with respect to, and to the fullest extent permitted by applicable Law, each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Loan Party hereby waives, releases, and agrees not to sue Administrative Agent, any Lender or any of such Person’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

14.10      Survival of Indemnification and Representations and Warranties.

(a)    Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the Termination Date.

(b)    Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Potential Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Commitment remains in effect or any Loan, LC, or any other Obligations under this Agreement shall remain unpaid or unsatisfied.

(c)    Survival of Yield Protection Provisions. The provisions of Article 4 shall survive and shall continue in full force and effect as long as any Commitment remains in effect or any Loan, LC, or any other Obligations under this Agreement shall remain unpaid or unsatisfied.

14.11    Patriot Act; KYC Information. Administrative Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow each Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each Subsidiary to, promptly following a request by any Lender, provide all documentation and other information that such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulations.

14.12    Foreign Lender Reporting Requirements. If any Foreign Lender becomes a party to this Agreement, such Lender will deliver to Borrower Representative and Administrative Agent such documents and forms related to such status as Borrowers or Administrative Agent may require.

14.13    Document Imaging. Each Loan Party understands and agrees that (a) Administrative Agent’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) each Loan Party waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

14.14    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.15      Treatment of Certain Information; Confidentiality.

(a)    Each of the Administrative Agent, the Lenders, the Swingline Lender, and the LC Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Law or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights under this Agreement or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to each Borrower and its obligations, this Agreement or payments under this Agreement; (vii) on a confidential basis to (A) any Credit Rating Agency in connection with rating any Borrower or its Subsidiaries or the Revolving Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility; (viii) with the consent of the Borrower Representative; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers who did not acquire such information as a result of a breach of this Section. Prior to any disclosure pursuant to the foregoing clauses (ii), (iii) or (vii), the Administrative Agent shall endeavor to provide the Borrower Representative with prior written notice of such disclosure, provided that, Administrative Agent shall not have any liability to any Company or any other Person if it fails to provide such notice. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

(b)    For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to a Borrower or any of its Subsidiaries or the business of any Borrower, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer on a nonconfidential basis prior to disclosure by a Borrowers or any of its Subsidiaries; provided that, in the case of information received from any Borrowers or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

14.16    Borrower Representative. Each Borrower hereby designates Geospace as the “Borrower Representative” to be its representative and agent on its behalf for the purposes of issuing Borrowing Requests, requests for Swingline Loans, and LC Applications, giving instructions with respect to the disbursement of the proceeds of the Loans, the Swingline Loans, and the issuance of LCs, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

14.17    Joint and Several Liability and Cross-Guaranty.

(a)     Notwithstanding anything in this Agreement to the contrary, each Person executing this Agreement identified as a “Borrower” shall be jointly and severally liable to the Administrative Agent, each Lender, the Swingline Lender, the LC Issuer and their respective successors and assigns for the full and prompt payment and performance of all of the Obligation; provided that, the maximum amount of each Borrower’s joint and several liability hereunder is limited, to the extent, if any, required so that its liability is not subject to avoidance under any Debtor Relief Law. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligation.

(b)    Each Borrower hereby agrees that each Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent, each Lender, the Swingline Lender, the LC Issuer and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing Lender by each other Borrower. Each Borrower agrees that its guaranty obligations hereunder are continuing guaranties of payment and performance and not of collection, that its obligations under this Section 14.17 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 14.17 shall be absolute and unconditional, irrespective of, and unaffected by,

(i)    the genuineness of any signatures, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which such Borrower is or may become a party;

(ii)    the absence of any action to enforce this Agreement (including this Section 14.17) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(iii)    the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(iv)    the insolvency of any Borrower or any other obligor; or

(v)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense (other than the defense of payment in full) of a surety or guarantor.

14.18    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S.. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S.. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 14.18, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.19    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

14.20    Amendment and Restatement. This Agreement amends and restates, but does not extinguish and is not a novation or an accord and satisfaction of, the Existing Credit Agreement, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. All commitments to extend credit under the Existing Credit Agreement shall be irrevocably terminated upon the effectiveness of this Agreement. Nothing in this Agreement shall be deemed to release or otherwise adversely affect any Lien, mortgage or security interest securing any indebtedness outstanding under the Existing Credit Agreement or any rights of Administrative Agent or any Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.  Each Loan Party hereby acknowledges and agrees that all Liens securing the “Obligations” under, and as defined in, the Existing Credit Agreement are hereby ratified, renewed, and extended to secure the Obligations (as defined in this Agreement).

14.21    Reaffirmation and Grant of Security Interest. Each Loan Party hereby (a) confirms that all Collateral granted to Existing Lender under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) will continue to secure to the fullest extent possible in accordance with this Agreement and the other Loan Documents, the payment and performance of all Obligations, and (b) reaffirms its grant to Administrative Agent of a continuing Lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations.

14.22    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Signatures appears on the following pages.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWERS: GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation, as a Borrower and as Borrower Representative

By:	/s/ Robert Curda
Robert Curda
Executive Vice President and Chief Financial Officer

GTC, INC., a Texas corporation, as a Borrower

By:	/s/ Robert Curda
Robert Curda Executive Vice President and Chief Financial Officer

AQUANA, LLC, a Vermont limited liability company, as a Borrower

By:	/s/ Robert Curda
Robert Curda Executive Vice President and Chief Financial Officer

QUANTUM TECHNOLOGY SCIENCES, INC., a Florida corporation, as a Borrower

By:	/s/ Robert Curda
Robert Curda Executive Vice President and Chief Financial Officer

Signature Page to First Amended and Restated Credit Agreement

GEOVOX SECURITY, INC., a Texas corporation, as a Borrower

By:	/s/ Robert Curda
Robert Curda Executive Vice President and Chief Financial Officer

Signature Page to First Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT: WOODFOREST NATIONAL BANK, as Administrative Agent

By:	/s/ Wesley Gerren
Wesley Gerren Vice President

LENDER: WOODFOREST NATIONAL BANK, as a Lender, as Swingline Lender, and as LC Issuer

By:	/s/ Wesley Gerren
Wesley Gerren Vice President

Signature Page to First Amended and Restated Credit Agreement